Filed Pursuant to Rule 424(b)(4)
Registration No. 333-239046

PROSPECTUS

3,500,000 Shares

COMMON STOCK

We are offering 1,000,000 shares of our common stock and the selling stockholder named in this prospectus is offering 2,500,000 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder. On June 11, 2020, the last reported sale price of our common stock on The Nasdaq Stock Market LLC (“Nasdaq”) was $32.74 per share. MegaChips Corporation, or MegaChips, currently owns approximately 66.4% of our outstanding common stock. Upon completion of this offering, MegaChips will own approximately 46.7% of our outstanding common stock (approximately 45.2% if the underwriters exercise their option to purchase additional shares in full). Upon completion of this offering, we will cease to be a “controlled company” within the meaning of the Nasdaq listing rules.

Our common stock is listed on The Nasdaq Global Market under the symbol “SITM.”

We are an “emerging growth company,” as defined under the federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves risks. See “Risk Factors” beginning on page 14.

PRICE $32.00 PER SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to SiTime	Proceeds to Selling Stockholder
Per share	$32.00	$1.76	$30.24	$30.24
Total	$112,000,000	$6,160,000	$30,240,000	$75,600,000

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters the right to purchase up to 525,000 additional shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about June 16, 2020.

Barclays		Stifel

Needham & Company	Raymond James	Roth Capital Partners

June 11, 2020

Neither we, the selling stockholder, nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we, the selling stockholder, nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. Neither we, the selling stockholder, nor the underwriters are offering to sell, or seeking offers to buy, shares of our common stock in any jurisdiction where these offers and sales are not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations, and prospects may have and are likely to have changed since that date.

For investors outside the United States: Neither we, the selling stockholder, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere and incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus and the information incorporated by reference herein, including the information set forth in this prospectus under the heading “Risk Factors” and in our consolidated financial statements and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, respectively, which are incorporated herein by reference. Unless the context otherwise requires, the terms “SiTime,” “the company,” “we,” “us,” and “our” in this prospectus refer to SiTime Corporation and its subsidiaries.

Our Mission

Our mission is to be the preeminent timing systems solutions provider for today’s electronics and tomorrow’s technological advances by providing the highest performance timing solutions.

Company Overview

We are a leading provider of silicon timing solutions. Our timing solutions are the heartbeat of our customers’ electronic systems, solving complex timing problems and helping to enable our customers to develop industry-leading products. Our current solutions include various types of oscillators, as well as resonators and clock integrated circuits (“ICs”). We are focused on designing system-level timing solutions based entirely on silicon, in contrast to legacy quartz-based timing solutions, and designing and producing all components of a timing solution. We offer products differentiated by high performance and reliability, programmability, small size, low power consumption, temperature stability, and resilience to mechanical shock and vibration, at an optimum price. Our silicon-based timing solutions are designed to be resilient to extreme environmental interference. We believe we are the only semiconductor company focused entirely on all aspects of timing technology and that we are the only timing systems solutions provider whose solutions are based entirely on silicon technology. Our all-silicon solutions are based on three fundamental areas of expertise: Microelectromechanical systems (“MEMS”), analog mixed-signal design capabilities, and advanced system-level integration expertise.

We believe we are disrupting a timing market generally addressed by 70-year old technology. According to Dedalus Consulting and our estimates, the global timing market was over $7.7 billion as of 2018 and is expected to grow to $10.1 billion by 2024. To date, we have generated substantially all of our revenue from sales of oscillator systems, which represented approximately $3.8 billion of this over $7.7 billion market. Our solutions have been designed into over 200 applications across our target markets, including enterprise and telecommunications infrastructure, automotive, industrial, Internet of Things, or IoT, mobile, and aerospace and defense. As of December 31, 2019, we have shipped over 1.5 billion units to over 10,000 end customers since inception, which we believe is a substantially greater number of units shipped than any other MEMS timing company.

We view timing solutions through a historical lens. For over 250 years, timing solutions have focused on providing increased accuracy under harsh environmental conditions, while also accommodating the increasing need for smaller sizes, greater portability, and lower cost. As electronics continue to evolve at a rapid pace, suppliers require increasingly advanced timing solutions to solve performance, reliability, power, and size challenges in applications ranging from large high-power equipment to small low-power battery-operated devices. Our silicon-based timing solutions are designed to be resilient to extreme environmental interference. For IoT products, our silicon-based timing solutions have the advantage of offering high performance at optimal power consumption and size as our customers fit more functionality into smaller devices. For the automotive market, our solutions can be utilized in advanced driver assistance systems for self-driving cars, which require increased timing accuracy.

Substantially all of our revenue to date has been derived from sales of oscillator systems across our target end markets. We generated modest revenue from sales of our resonators in 2018 and 2019, and began sampling our first clock integrated circuit, or IC, to customers in 2019. We seek to aggressively expand our presence in these two markets. We operate a fabless business model, which allows us to quickly scale production and reduce our capital expenditures. We leverage our internal direct sales force as well as our global network of distributors and resellers to address the broad set of end markets we serve. For the year ended December 31, 2019, our revenue was $84.1 million and our net loss was $6.6 million. For the three months ended March 31, 2020, our revenue was $21.7 million and our net loss was $5.1 million. Our largest end customers by revenue for the year ended December 31, 2019 include Apple Inc., or Apple, Samsung Electronics Co., Ltd., or Samsung, Fitbit, Inc., or Fitbit, Google Inc., or Google, Microsoft Corporation, or Microsoft, Garmin Ltd., or GARMIN, LG Electronics Inc., or LG, GoPro, Inc., or GoPro, Hangzhou Hikvision Digital Technology Co., Ltd., or HiKVision, and Huami Corporation, or Huami. Upon completion of this offering, MegaChips will continue to be our largest stockholder and is expected to hold approximately 46.7% of the outstanding shares of our common stock immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares from us.

Industry Background

Timing Solutions Enable Innovation and are Rapidly Evolving

The ability to accurately measure and reference time has been essential to many of humankind’s greatest inventions and technological progress. Timing technology has continued to evolve over centuries, forming a critical aspect of broader technological advancement. Timing is the heartbeat of every digital electronic system, ensuring that the system runs smoothly and reliably by providing and distributing clock signals to various critical components such as CPUs, communication and interface chips, and radio frequency components. As electronics are expected to operate at higher performance levels in increasingly challenging environments, while also being more complex and footprint-constrained, we believe they will require more sophisticated timing solutions. For example, as 5G communications networks mature, we expect that they will require higher precision from a greater number of oscillators and timing devices.

Key Building Blocks of Timing Solutions

Timing solutions are comprised of three key building blocks: resonators, oscillators, and clock ICs. While simpler systems generally require only an external resonator coupled with a basic embedded oscillator circuit, more complex systems require advanced timing solutions that may integrate a variety of resonators, oscillators, and clock ICs in a single chip package. The complexity of these timing solutions increases significantly when the performance requirements of the systems that use them increase, such as electronic systems required to support the 5G communication network infrastructure.

The key building blocks of SiTime’s timing solutions are:

•	Resonators – mechanical silicon structures that vibrate at a precise frequency and provide the core accuracy and stability in oscillator systems;

•	Oscillators – active systems that combine resonators with analog mixed-signal ICs that cause the resonators to vibrate, generating accurate clock signals; and

•

Clock ICs – integrated analog mixed-signal circuits such as phase-locked loops (“PLLs”), clock dividers, and drivers. Clock ICs require resonators and oscillators for timing references and may integrate these components into complex systems.

These three building blocks may be used individually or in combination, depending on the end product’s performance, price, and size requirements.

Limitations of Legacy Quartz-based Solutions

For the past 70 years, quartz crystal has been the predominant technology of choice for resonators and will continue to play a role in the timing market. In a quartz oscillator, a quartz crystal resonator is paired with a silicon-based clock IC in a ceramic package. However, quartz timing devices, largely unchanged in decades, have many inherent limitations, including limited frequency ranges, sensitivity to vibration and mechanical shock, susceptibility to frequency jumps at particular temperatures, and limited programmability. In addition, quartz devices must be housed in ceramic packaging, and thus are difficult to integrate into standard semiconductor packages and require dedicated quartz manufacturing facilities. Quartz products also require relatively long lead times due to the need to specify various characteristics well in advance of production, without the ability to reconfigure them during the design cycle. In addition, as electronic systems become more complex, feature-rich, and robust, they require more sophisticated timing systems that can seamlessly integrate a variety of resonators, oscillators, and clock ICs in various system-level combinations. This seamless integration is more difficult with legacy quartz systems.

Silicon Timing Solutions Poised to Disrupt the Market

In recent years, advances in silicon-based manufacturing and packaging techniques have allowed the development of alternatives to quartz crystal technology. We believe that silicon MEMS is an ideal process technology for resonator design. Specifically, its ability to integrate with other circuits in standard semiconductor packages has made scalable standard silicon manufacturing possible for resonator and broader timing technology. MEMS and silicon-based technologies are able to operate in a wide range of frequencies, are more resistant to vibration, mechanical shock, and temperature changes, and are less susceptible to frequency jumps. These technologies are also inherently well-suited to produce timing solutions that are small in size, and offer high performance, robustness, and programmability. Timing solutions based on these technologies can be manufactured using fabless semiconductor processes and capacity, allowing for cost-effective high-volume manufacturing.

Significant Market Opportunity for Timing Solutions

According to Dedalus Consulting and our estimates, the global timing market was over $7.7 billion as of 2018 and is expected to grow to $10.1 billion by 2024. Dedalus Consulting estimates that oscillators and standalone resonators represented approximately $3.8 billion and $2.9 billion total addressable markets, respectively, as of 2018. Based on our internal estimates, we believe clock ICs represent an approximate $1.0 billion total addressable market. As a subset of the broader timing market, the market for MEMS oscillators is projected to grow from $0.1 billion in 2018 to $0.6 billion by 2024, representing a CAGR of 35.2%, according to Yole Développement.

The Opportunity for Advanced Solutions

From high-power network infrastructure equipment to low-power battery-operated devices, precise timing solutions enable virtually all electronics. The complexity of such timing solutions increases significantly with the performance requirements of the systems in which they are used. Below are some examples of end markets where we believe our silicon-based timing is enabling, or has the potential to enable, greater functionality than legacy solutions:

Telecommunications, Enterprise, and Cloud Infrastructure

Communications infrastructure equipment used in wireless base stations, wired infrastructure equipment, enterprise networks, and cloud data centers must provide high performance and stability in demanding environments, which may include temperature fluctuations, mechanical shocks, and vibration. If the timing solution within the equipment fails, networks can shut down, leading to service disruptions and higher operating costs. IDC estimates that the worldwide 5G network infrastructure market is expected to be $26 billion by 2022. According to Gartner, “Recent reports on 5G pilots and testing have identified a wide range of projected data throughput speeds ranging from 10 times up to 1,000 times faster than 4G. Other reports estimate ranges of one to 10 gigabytes per second.”(1)

Industrial

Industrial equipment, ranging from factory machinery to medical devices, is often exposed to environments characterized by temperature fluctuation, mechanical shocks, and vibration. We believe silicon-based timing solutions can perform better than legacy quartz-based solutions in demanding industrial environments at comparable cost and with lower power consumption.

Automotive

For automotive applications, timing technology must perform well and be reliable over the life of an automobile in an environment characterized by vibration, mechanical shocks, electromagnetic interference, wide temperature ranges, and rapid temperature change. Toyota estimates that the “data volume between vehicles and the cloud will reach 10 exabytes per month around 2025, approximately 10,000 times larger than the present volume.” These communication systems will require precise timing. We believe silicon-based timing can address many of the challenges associated with this demanding automotive ecosystem.

IoT and Mobile

The IoT revolution will enable the proliferation of billions of internet-connected devices in industrial and consumer applications. According to IHS Markit, the global installed base of IoT devices will increase from 27 billion in 2017 to 73 billion in 2025. These devices can range from personal wearable devices to electronics embedded in appliances and industrial machinery. Many of these devices need to package a significant amount of electronics in a limited battery-powered and size-constrained envelope, while still requiring high performance and high accuracy. Due to the ability to integrate with ICs, we believe silicon-based timing solutions are well-suited to optimize footprint, reliability, and power consumption of the overall system within IoT and mobile devices.

Aerospace and Defense

Timing devices used in aerospace and defense applications such as rockets and satellites need to withstand extreme vibration forces and temperature gradients during operation. Quartz-based solutions can be impacted by

(1)

Gartner, Starting Now, Supply Chain Leaders Should Assess the Potential for 5G Mobile Communications Networks, May 2019. The Gartner Report described herein, represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report is subject to change without notice.

extreme vibrating forces acting on the whole system. MEMS timing devices are well-suited for these applications, as they provide up to 40 times better stability under vibration than comparable quartz-based solutions.

Our Solutions and Technology

Our silicon timing solutions are comprised of:

•

MEMS resonators: We pioneered the MEMS-based timing industry with the MEMS First™, EpiSeal™, and TempFlat™ processes. These manufacturing and packaging processes have allowed the hermetically-sealed resonator die to be housed in industry-standard, low-cost plastic packages. These processes improve resonator stability, increase quality and reliability, and decrease aging effects. We believe our MEMS resonators are easy to integrate into silicon-based oscillators and clock ICs, and allow us to develop tightly-integrated high performance timing solutions.

•

Clock ICs: We have a dedicated analog and mixed-signal engineering team focused on the most complex challenges related to oscillators and clock ICs. Our analog mixed-signal technologies include several innovative low-noise circuit-based oscillators, high-performance PLLs, low-noise data converters, and precision low-aging reference circuits. Many of our oscillators use temperature sensing to maximize frequency stability. Our low-power nano-ampere and high-resolution DualMEMS™ micro-kelvin-resolution sensing technologies stabilize our timing solutions despite rapid temperature changes. We also offer what we consider to be leading solutions across a range of attributes, including Allan deviation, power supply noise rejection, temperature-sensing resolution, and integrated phase jitter.

•

Advanced system-level integration: We have extensive know-how in integrating various timing components into elegant system-level solutions. Our ability to integrate MEMS-based devices with analog mixed-signal products allows us to develop oscillators and clock ICs in diverse permutations, which helps us solve difficult timing challenges. Using advanced packaging designs, we believe we can design our products to fit in the smallest footprints in the industry.

We design each key building block of the timing system, from MEMS resonators to oscillator circuits to clock ICs. Our ability to combine our MEMS resonators with analog-mixed signal components in a fabless semiconductor supply chain allows us to build full timing solutions from the ground up, enabling our customers to focus on their core expertise.

Our solutions are programmable across multiple characteristics including frequencies, stability metrics, voltage parameters, and temperature ranges, among others, and offer the following benefits:

•

High performance: Our portfolio of silicon-based MEMS timing products allows us to provide our customers with high performance solutions across a wide range of attributes including stability over temperature, vibration, phase jitter, and other metrics.

•

Small size: Our solutions have a small footprint and package size, optimizing the end customer’s board area. Additionally, many of our products have a lower package height which is important for many systems.

•	Low power: Our solutions operate at ultra-low power levels and are well-suited for portable battery-operated applications.

•

Programmability: Our devices are configurable across a wide range of parameters, including frequency, stability metrics, voltage parameters, and temperature ranges, among others, resulting in design flexibility for the customer, and enabling us to produce a vast number of custom timing products on demand with short lead times.

•

High quality and reliability: The combination of our design and manufacturing processes enables us to produce high quality products with long-term reliability. Our solutions offer low sensitivity to electromagnetic energy, mechanical shock, vibration, airflow, and temperature gradient.

•

Flexible integration: Our MEMS resonators and clock ICs allow a wide range of packaging and integration methodologies to support various levels of size, cost, and electrical, thermal, and mechanical performance.

•

Leveraged product development: Our solutions employ different combinations of MEMS and circuit components, enabling us to generate a vast number of custom part numbers, including over 30,000 uniquely programmable part numbers shipped as of December 31, 2019.

•	Rapid time to market: Our solutions can typically be delivered within weeks of initial configuration, enabling us to reduce our end customers’ time to market.

Our Strategy

Our objective is to be the leading timing solution provider for advanced and challenging applications. Our solutions not only displace existing products by providing improved performance across a range of operational attributes, but also enable our customers to develop next-generation devices by providing high performance timing solutions at affordable price points. Key elements of our strategy include:

•

Extend our silicon-based timing leadership. We intend to continue driving innovation in the timing market and working with our ecosystem partners to help set the timing standards of the future. We plan to improve the performance of our current solution suite across a variety of key metrics, including size, power, frequency stability, phase noise, and signal quality, while adding new functionality.

•

Advocate benefits of silicon technology. We intend to continue to educate current and prospective customers about the benefits of our silicon timing systems solutions relative to their existing and future products.

•

Identify and promote new and emerging applications for our technologies. We intend to continue to collaborate with our end customers to identify timing challenges related to their product roadmaps and to develop innovative solutions to help them realize these products.

•

Enable future technology innovation. We plan to continue to apply our MEMS analog and mixed-signal, and systems expertise, as well as partner with leading technology companies to develop innovative products.

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Broaden our product portfolio. We intend to continue to broaden our product portfolio by offering additional varieties of oscillators, expanding our business in standalone resonators, and entering the clock IC market.

•

Continue to attract and acquire new customers. We intend to expand our end customer base by focusing on direct dialogue with large strategic accounts as well as partnerships with large distributors and resellers. We believe this multi-track strategy will allow us to provide differentiated solutions to a broad array of customers.

•

Drive margin expansion of our products. We intend to use our technological expertise to deliver higher value and higher margin products. In addition, we intend to continue to reduce our costs through operational improvements and supply-chain management initiatives.

•

Offer value on business metrics. In addition to differentiating our solutions based on technical features and value, we also intend to provide value to our customers on business metrics by leveraging our fabless semiconductor infrastructure. These benefits may include shorter lead times, higher quality and reliability, and therefore lower cost of ownership for the end customer.

Recent Developments

The future impact of the global emergence of the COVID-19 pandemic on our business is currently unknown. In an effort to protect the health and safety of our employees, we took proactive actions and adopted social distancing policies at our locations around the world, including work-from-home measures, reducing the number of people in our sites at any one time, and suspending employee travel. In an effort to contain the COVID-19 pandemic or slow its spread, governments around the world have also enacted various measures, including orders to close all businesses not deemed “essential,” isolate residents to their homes or places of residence, and practice social distancing when engaging in essential activities. In addition, the United States and other foreign countries in which we operate have imposed measures such as quarantines and “shelter-in-place” orders that are restricting business operations and travel and requiring individuals to work from home (“WFH”), which has impacted all aspects of our business, as well as those of the third-parties we rely upon for our manufacturing, assembly, testing, shipping and other operations.

We anticipate the global health crisis caused by the COVID-19 pandemic will negatively impact business activity across the globe and our results of operations. We believe that the COVID-19 pandemic has caused, and could continue to cause, delay and disruption in the manufacture, shipment, and sales of, and overall demand for, our products. In addition, we believe the production capabilities of our suppliers has been, and may continue to be, impacted as a result of quarantines, closures of production facilities, lack of supplies, or delays caused by restrictions on travel or WFH orders. For example, on March 16, 2020, the government of Malaysia announced measures to restrict movement in that country to suppress the number of COVID-19 cases. The restrictions have been extended currently until June 9, 2020. These restrictions could limit our suppliers’ ability to operate their manufacturing facilities in that country. Any delay or disruption in the manufacture, shipment and sales of, or overall demand for, our products in turn may negatively and materially impact our operating and financial results, including revenue, gross margins, operating margins, cash flows and other operating results. Further, the resumption of normal business operations after such disruptions may be delayed and a resurgence of COVID-19 could result in continued disruption to us, our suppliers and/or our customers. The duration and full magnitude of the COVID-19 pandemic’s impact on credit and financial markets is also unknown, which creates uncertainty as to the financial condition of our distributors or customers. In addition, the deterioration in credit markets could limit our ability to obtain external financing to fund our operations and capital expenditures. We may also experience losses on our holdings of cash and investments due to failures of financial institutions and other parties.

We currently have employees, third-party contractors, distributors and customers in numerous countries throughout the world that have each been impacted by the COVID-19 pandemic. The COVID-19 pandemic has restricted and is expected to continue to restrict travel and use of our facilities and the facilities of our suppliers, customers, or other vendors in our supply chain, which could impact our business, interactions and relationships with our customers, third-party suppliers and contractors, and results of operations. We cannot predict with certainty what other impacts the COVID-19 pandemic may have on our business and results of operations.

There remains a high degree of uncertainty in the global business environment given the impact of the COVID-19 pandemic which creates challenges with visibility beyond the near term. We will continue to actively monitor the situation and may take further actions altering our business operations that we determine are in the best interests of our employees, customers, partners, suppliers, and stakeholders, or as required by federal, state, or local authorities. It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our customers, employees, operations, and prospects, or on our financial results for the remainder of fiscal 2020 or beyond. For additional discussion, please see the section entitled “Risk Factors” in this prospectus.

Risks Associated with Our Business

Our business is subject to numerous risks, as more fully described in “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include, among others:

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Since we currently depend on one end customer for a large portion of our revenue, the loss of, or a significant reduction in orders from this end customer, could significantly reduce our revenue. In addition, if our distributors’ relationships with this end customer are disrupted for any reason, it could have a significant negative impact on our business.

•	If we are unable to expand or further diversify our customer base, our business, financial condition, and results of operations could suffer.

•

We generally do not have long-term purchase commitments with our customers, and orders may be cancelled, reduced, or rescheduled with little or no notice, which in turn exposes us to inventory risk and may harm our operating results.

•

Our revenue and operating results may fluctuate from period to period due to, among other factors, customer demand, product life cycles, fluctuations in inventories held by our distributors or end customers, the gain or loss of significant customers, research and development costs, and warranty claims. This in turn could cause our stock price to decline.

•	The impact and uncertainty related to the COVID-19 pandemic could further negatively impact our business or the businesses of our suppliers and customers;

•	We have an accumulated deficit and have incurred net losses in the past, and we may continue to incur net losses in the future.

•	Our success and future revenue depend on our ability to achieve design wins and to convince our current and prospective customers to design our products into their product offerings.

•

We provide a lifetime warranty on our products and may be subject to warranty or product liability claims, which could harm our reputation, result in unexpected expenses, and cause us to lose market share.

•

We may fail to adequately protect our intellectual property and have received, and may in the future receive, claims of intellectual property infringement, which in turn could result in significant expense, result in the loss of significant rights, and harm our relationship with our end customers and distributors.

•	We may be impacted by risks associated with MegaChips and may have potential conflicts of interest with MegaChips or its affiliates, which in turn could impact our business and operating results.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012. We intend to take advantage of certain exemptions under the JOBS Act from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We may take advantage of these exemptions until the earlier of the last day of the fiscal year following the fifth anniversary of the completion of this offering or the date we cease to be an “emerging growth company.”

We have irrevocably elected not to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Corporate Information

We were incorporated in Delaware on December 3, 2003. Our principal executive offices are located at 5451 Patrick Henry Drive, Santa Clara, California 95054, and our telephone number is (408) 328-4400. Our corporate website address is www.sitime.com. Information contained on or accessible through our website is not a part of this prospectus and should not be relied on in determining whether to make an investment decision. The inclusion of our website address in this prospectus is an inactive textual reference only.

In November 2014, we were acquired by MegaChips, a fabless semiconductor company based in Japan and traded on the Tokyo Stock Exchange. After completion of this offering, MegaChips will own approximately 46.7% the outstanding shares of our common stock, assuming the underwriters do not exercise their option to purchase additional shares from us, and approximately 45.2% if the underwriters exercise their option to purchase additional shares in full. As a result of this ownership interest, MegaChips will continue to be our largest stockholder and will continue to have significant influence over us after this offering. There are potential conflicts of interest between us and MegaChips and its affiliates. For so long as it continues to hold a significant ownership position in our outstanding common stock, MegaChips is expected to hold at least one out of seven seats on our board of directors. Although we do not have any agreement with MegaChips that provides MegaChips the right to such board seats, we expect that for as long as it holds a significant ownership position in our outstanding common stock, it will have the ability to elect all of the members of our board of directors. Our director, Akira Takata, is the managing director of MegaChips. Mr. Takata’s positions with us and MegaChips could create actual or perceived conflicts of interest with respect to a variety of matters, such as matters requiring stockholder approval, corporate opportunities, and business relationships. See “Management—Non-Employee Directors.”

We have obtained registered trademarks for Apex MEMS, DualMEMS, Elite Platform, EPISEAL, MEMS FIRST, SITIME, Super-TCXO, TEMPFLAT, TEMPFLAT MEMS, TimeMaster, and TurboCompensation. In addition, AstroMEMS, Cascade, Chronos, Elite Edge, Emerald, Endura, Chronos, Elite Edge, FlexSwing, NanoDrive, The heartbeat of ADAS, The heartbeat of 5G, and Time Machine II are our trademarks. This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

Common stock offered by us	1,000,000 shares

Common stock offered by the selling stockholder	2,500,000 shares

Underwriters’ option	525,000 shares

Common stock to be outstanding after this offering	16,060,619 shares (16,585,619 shares if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $29.3 million (or $45.1 million if the underwriters exercise their option to purchase additional shares in full), based on the public offering price of $32.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares by the selling stockholder.

We intend to use the net proceeds to us from this offering primarily for the repayment of debt and general corporate purposes, including working capital, sales and marketing activities, product development, general and administrative matters, and capital expenditures, although we cannot predict with certainty all of the particular uses for our net proceeds from this offering or the amounts we may actually spend on such uses. We also may use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. However, we do not have agreements, commitments, or plans for any specific acquisitions at this time. See “Use of Proceeds.”

Risk factors	You should read “Risk Factors” for a discussion of certain of the factors to consider carefully before deciding to purchase any shares of our common stock.

Trading symbol on The Nasdaq Global Market	“SITM”

Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 15,060,619 shares of common stock outstanding as of March 31, 2020, and excludes, as of March 31, 2020, 2,915,268 unvested restricted stock units and 711,556 shares of our common stock reserved for future issuance under our 2019 Stock Incentive Plan, or the 2019 Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2019 Plan.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise by the underwriters of their option to purchase up to 525,000 additional shares of our common stock from us.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations data presented below for the years ended December 31, 2018 and 2019 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. We have derived the summary consolidated statement of operations data for the three months ended March 31, 2019 and 2020 and our balance sheet data as of March 31, 2020 from our unaudited interim consolidated financial statements incorporated by reference in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments that are necessary for a fair presentation of the unaudited interim consolidated information. The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future, and the results for the three months ended March 31, 2020 are not necessarily indicative of results to be expected for the full year ending December 31, 2020 or any other period.

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
			(unaudited)
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue	$85,214	$84,074	$14,817	$21,742
Cost of revenue(1)	49,009	44,516	7,228	11,766

Gross profit	36,205	39,558	7,589	9,976
Operating expenses:
Research and development(1)	22,775	23,795	5,820	7,024
Selling, general and administrative(1)	21,220	20,636	4,191	7,808

Total operating expenses	43,995	44,431	10,011	14,832

Income (loss) from operations(1)	(7,790)	(4,873)	(2,422)	(4,856)
Interest expense	(1,512)	(1,714)	(438)	(303)
Other expense (income), net	(66)	(28)	(10)	68

Income (loss) before income taxes	(9,368)	(6,615)	(2,870)	(5,091)
Income tax benefit (expense)	26	8	—	(2)

Net income (loss)	$(9,342)	$(6,607)	$(2,870)	$(5,093)

Net income (loss) attributable to common stockholder and comprehensive income (loss)	$(9,342)	$(6,607)	$(2,870)	$(5,093)

Net income (loss) per share attributable to common stockholder, basic and diluted(2)	$(0.93)	$(0.63)	$(0.29)	$(0.34)

Weighted-average shares used to compute basic and diluted net income (loss) per share(2)	10,000	10,558	10,000	15,010

Other Financial Data:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(unaudited)
	(in thousands, except percentages)
Adjusted EBITDA(3)	$2,154	$4,779	$(500)	$82
Adjusted EBITDA margin(3)	3%	6%	(3)%	0%

(1)	Stock-based compensation and related taxes included in the consolidated statements of operations data above was as follows:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
			(unaudited)
	(in thousands)
Cost of revenue	$58	36	$—	$56
Research and development	1,588	346	—	1,061
Selling, general and administrative	885	997	—	1,857

Total	$2,531	$1,379	$—	$2,974

(2)

See Note 3 to our audited consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements incorporated by reference in this prospectus for an explanation of the calculations of our basic and diluted net income (loss) per share.

(3)

See “—Non-GAAP Financial Measures” for a reconciliation of adjusted EBITDA and adjusted EBITDA margin to net income (loss) attributable to common stockholder and comprehensive income (loss), the most directly comparable GAAP financial measure, and for a discussion of how we define adjusted EBITDA and adjusted EBITDA margin, why management believes these non-GAAP financial measures provide useful information to investors, and the purposes for which management uses these non-GAAP financial measures.

	As of March 31, 2020
	Actual	As Adjusted
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$71,248	$100,498
Working capital(a)	42,636	71,886
Total assets	128,214	157,464
Total debt	50,000	50,000
Total liabilities	70,200	70,200
Total stockholders’ equity	58,014	87,264

(a)

Working capital (deficit) is defined as total current assets less total current liabilities. See our unaudited condensed consolidated interim financial statements and the related notes incorporated by reference in this prospectus for further details regarding our current assets and current liabilities.

The table above presents a summary of our consolidated balance sheet data as of March 31, 2020:

•	on an actual basis; and

•

on an as adjusted basis, giving effect to the sale of 1,000,000 shares of our common stock by us in this offering at the public offering price of $32.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Non-GAAP Financial Measures

We have included adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP financial measures, in this prospectus because they are key measures used by our management team to help us analyze our financial results, establish budgets and operational goals for managing our business, evaluate our performance, and make strategic decisions. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, we believe these measures are useful for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. We also believe that the presentation of these non-GAAP financial measures in this prospectus provides an additional tool for investors to use in comparing our core business and results of operations over multiple periods with other companies in our industry, many of which present similar non-GAAP financial measures to investors, and to analyze our cash performance.

The non-GAAP financial measures presented in this prospectus may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented in this prospectus should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with GAAP. The information in the table below sets forth the non-GAAP financial measures along with the most directly comparable GAAP financial measures.

We define adjusted EBITDA as our net income (loss) excluding: (1) depreciation and amortization; (2) interest expense, net; (3) stock-based compensation and related taxes; (4) other expense, net; and (5) income tax benefit or expense. We define adjusted EBITDA margin as adjusted EBITDA divided by revenue.

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(unaudited)
	(in thousands, except percentages)
GAAP income (loss) from operations	$(7,790)	(4,873)	$(2,422)	(4,856)
Adjusted EBITDA (unaudited)	2,154	4,779	(500)	82
Adjusted EBITDA margin (unaudited)	3%	6%	(3)%	0%

Reconciliation from net income (loss) to Adjusted EBITDA

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(unaudited)
	(in thousands)
Net income (loss)	$(9,342)	(6,607)	$(2,870)	$(5,093)
Depreciation and amortization	7,413	8,273	1,922	1,964
Interest expense, net	1,512	1,714	438	303
Stock-based compensation	2,531	1,379	—	2,974
Other expense (income), net	66	28	10	(68)
Income tax (benefit) expense	(26)	(8)	—	2

Adjusted EBITDA (unaudited)	$2,154	$4,779	$(500)	$82

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus, before investing in our common stock. If any of the following risks are realized, in whole or in part, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operation.

Risks Related to Our Business and Our Industry

The COVID-19 pandemic could adversely affect our business, results of operations, and financial condition.

The effects of the global spread of the disease caused by the COVID-19 pandemic on our business are evolving and difficult to predict. To date, the COVID-19 pandemic has significantly and negatively impacted the global economy and it is unclear how long the pandemic will continue to do so. To combat the spread of COVID-19, the United States and other foreign countries in which we operate have imposed measures such as quarantines and “shelter-in-place” orders that are restricting business operations and travel and requiring individuals to WFH, which has impacted all aspects of our business as well as those of the third-parties we rely upon for our manufacturing, assembly, testing, shipping and other operations. The continuation of WFH and other restrictions for an extended period of time may negatively impact our productivity, product development, operations, sales and support, business and financial results. Among other things, the COVID-19 pandemic may result in:

•	a decrease in demand and/or prices for our products;

•	a global economic recession or depression that could significantly reduce demand and/or prices for our products;

•	reduced productivity in our product development, operations, marketing, sales and other activities;

•	disruptions to our supply chain;

•	increased costs resulting from WFH or from our efforts to mitigate the impact of the COVID-19 pandemic;

•	reduced access to financing to fund our operations due to a deterioration of credit and financial markets; or

•	higher rate of losses on our accounts receivables due to credit defaults

The COVID-19 pandemic has also caused significant uncertainty and volatility in global financial markets and the trading prices for the common stock of technology companies, including us. Due to such volatility, we may not be able to raise additional capital, if needed, on favorable terms, or at all. Further adverse economic events resulting from the COVID-19 pandemic, including a recession, depression, or other sustained economic downturn, could materially and adversely affect our business, access to capital markets and the value of our common stock.

In addition, given the inherent uncertainty surrounding COVID-19 due to rapidly changing governmental directives, public health challenges and economic disruption and the duration of the foregoing, the potential impact that the COVID-19 pandemic could have on the other risk factors described in this “Risk Factors” section remain unclear.

We believe we have experienced some delay and disruption in the manufacture, shipment, and sales of, and overall demand for, our products. In addition, we believe the production capabilities of our suppliers has been, and will likely continue to be, impacted as a result of quarantines, closures of production facilities, lack of supplies, or delays caused by restrictions on travel or WFH orders. The continued disruption in the manufacture, shipment and sales of our products may negatively and materially impact our operating and financial operating results, including revenue, gross margins, operating margins, cash flows and other operating results. The resumption of normal business operations after such disruptions may be delayed and a resurgence of COVID-19 could occur resulting in continued disruption to us, our suppliers and/or our customers. As a result, the effects of the COVID-19 pandemic could have a material adverse impact on our business, results of operations and financial condition for the remainder of 2020 and beyond.

A downturn in the worldwide economy may harm our business.

The COVID-19 pandemic could cause a further downturn in the worldwide economy, which would likely result in reduced demand for our products our customers’ products. Reduced demand for our products could result in significant decreases in sales and margins. In addition, the deterioration in credit markets could limit our ability to obtain external financing to fund our operations and capital expenditures. We may experience losses on our holdings of cash and investments due to failures of financial institutions and other parties. Adverse economic conditions may also result in a higher rate of losses on our accounts receivables due to credit defaults. As a result, a downturn in the worldwide economy could have a material adverse effect on our business, results of operations, or financial condition.

We currently depend on one end customer for a large portion of our revenue. The loss of, or a significant reduction in orders from our customers, including this end customer, could significantly reduce our revenue and adversely impact our operating results.

We believe that our operating results for the foreseeable future will continue to depend to a significant extent on revenue attributable to Apple, our largest end customer. Sales attributable to this end customer have historically accounted for a large portion of our revenue and accounted for approximately 34%, 35% and 40% of our revenue for the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018, respectively. Revenue attributable to this end customer has decreased in absolute dollars and as a percentage of revenue from 2018 to 2019. We anticipate revenue attributable to this customer will fluctuate from period to period, although we expect to remain dependent on this end customer for a substantial portion of our revenue for the foreseeable future. Although we sell our products to this customer through distributors on a purchase order basis, including Pernas Electronics Co., Ltd. (“Pernas”), Arrow Electronics, Inc. (“Arrow”), and Quantek Technology Corporation (“Quantek”), we have a development and supply agreement, which provides a general framework for our transactions with Apple. This agreement continues until either party terminates for material breach. Under this agreement, we have agreed to develop and deliver new products to this end customer at its request, provided it also meets our business purposes, and have agreed to indemnify it for intellectual property infringement or any injury or damages caused by our products. This end customer does not have any minimum or binding purchase obligations to us under this agreement and could elect to discontinue making purchases from us with little or no notice. If our end customers were to choose to work with other manufacturers or our relationships with our customers is disrupted for any reason, it could have a significant negative impact on our business. Any reduction in sales attributable to our larger customers, including our largest end customer, would have a significant and disproportionate impact on our business, financial condition, and results of operations.

Because our sales are made pursuant to standard purchase orders, orders may be cancelled, reduced, or rescheduled with little or no notice and without penalty. Cancellations of orders could result in the loss of anticipated sales without allowing us sufficient time to reduce our inventory and operating expenses. In addition, changes in forecasts or the timing of orders from our customers expose us to the risks of inventory shortages or excess inventory. This in turn could cause our operating results to fluctuate. For example, in 2018 we incurred approximately $8.0 million in cost of inventory in anticipation of an order that did not materialize. This resulted in an inventory write-down of approximately $8.0 million for 2018. We were able to sell approximately $3.0 million of such inventory in the fourth quarter of 2018 and approximately $2.5 million of such inventory in the year ended December 31, 2019.

Our end customers, or the distributors through which we sell to these customers, may choose to use products in addition to ours, use a different product altogether, or develop an in-house solution. Any of these events could significantly harm our business, financial condition, and results of operations. In addition, if our distributors’ relationships with our end customers, including our larger end customers, are disrupted for inability to deliver sufficient products or for any other reason, it could have a significant negative impact on our business, financial condition, and results of operations.

If we are unable to expand or further diversify our customer base, our business, financial condition, and results of operations could suffer.

We sell our products primarily through distributors and resellers, who in turn sell to our end customers. For the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018, our top three distributors by revenue together accounted for approximately 57%, 59%, and 65% of our revenue, respectively. Based on our shipment information, we believe that revenue attributable to our ten largest end customers accounted for 55%, 57%, and 60% of our revenue in the three months ended March 31, 2020 and for the years ended December 31, 2019 and 2018, respectively. Sales attributable to our largest end customer accounted for approximately 34%, 35%, and 40%, of our revenue for the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018, respectively. We expect the composition of our largest customers to vary from period to period, and that revenue attributable to our ten largest end customers in any given period may decline over time. Our relationships with existing customers may deter potential customers who compete with these customers from buying our silicon timing systems solutions. If we are unable to expand or further diversify our customer base, it could harm our business, financial condition, and results of operations.

Because we do not have long-term purchase commitments with our customers, orders may be cancelled, reduced, or rescheduled with little or no notice, which in turn exposes us to inventory risk, and may cause our business and results of operations to suffer.

We sell our products primarily through distributors and resellers, with no long-term or minimum purchase commitments from them or their end customers. Substantially all of our sales to date have been made on a purchase order basis, which orders may be cancelled, changed, or rescheduled with little or no notice or penalty. As a result, our revenue and operating results could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of our customers, including our larger customers. In the future, our distributors or their end customers may decide to purchase fewer units than they have in the past, may alter their purchasing patterns at any time with limited or no notice, or may decide not to continue to purchase our silicon timing systems solutions at all, any of which could cause our revenue to decline materially and materially harm our business, financial condition, and results of operations. Cancellations of, reductions in, or rescheduling of customer orders could also result in the loss of anticipated sales without allowing us sufficient time to reduce our inventory and operating expenses, as a substantial portion of our expenses are fixed at least in the short term. In addition, changes in forecasts or the timing of orders expose us to the risks of inventory shortages or excess inventory. As we no longer intend to acquire inventory to pre-build custom products, we may not be able to fulfill increased demand, at least in the short term. Any of the foregoing events could materially and adversely affect our business, financial condition, and results of operations.

Our revenue and operating results may fluctuate from period to period, which could cause our stock price to fluctuate.

Our revenue and operating results have fluctuated in the past and may fluctuate from period to period in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, as well as other factors described elsewhere in this prospectus:

•	the impact of the COVID-19 pandemic on our business, suppliers and customers

•	customer demand and product life cycles;

•	the receipt, reduction, or cancellation of, or changes in the forecasts or timing of, orders by customers;

•	fluctuations in the levels of inventories held by our distributors or end customers;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce, and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product announcements and introductions by us or our competitors;

•	our research and development costs and related new product expenditures and our ability to achieve cost reductions in a timely or predictable manner;

•	seasonality and fluctuations in sales by product manufacturers that incorporate our silicon timing systems solutions into their products;

•	end-market demand into which we have limited insight, including cyclicality, seasonality, and the competitive landscape;

•	cyclical fluctuations in the semiconductor market;

•	fluctuations in our manufacturing yields;

•	significant warranty claims, including those not covered by our suppliers;

•	changes in our pricing, product cost, and product mix; and

•	supply chain disruptions, delays, shortages, and capacity limitations as a result of the COVID-19 pandemic or other reasons.

As a result of these and other factors, you should not rely on the results of any prior quarterly or annual periods, or any historical trends reflected in such results, as indications of our future revenue or operating performance. Fluctuations in our revenue and operating results could cause our stock price to decline and, as a result, you may lose some or all of your investment.

We have an accumulated deficit and have incurred net losses in the past, and we may continue to incur net losses in the future.

As of March 31, 2020 and December 31, 2019 and 2018, we had an accumulated deficit of $59.1 million, $54.0 million and $47.4 million, respectively. We generated net losses of $5.1 million, $6.6 million and $9.3 million in three months ended March 31, 2020, and the years ended December 31, 2019 and 2018, respectively. The loss in 2018 was primarily attributable to a reduction in revenue from our largest end customer and inventory write-down. The loss in 2019 was primarily due to a decrease in revenue from customers in Asia primarily as a result of lower sales volume, as well as a reduction in revenue from our largest end customer. We may continue to incur net losses in the future.

We expect to continue to make significant investments to support our research and development, sales and marketing and general and administrative functions. As a public company, we also continue to incur significant additional legal, accounting and other expenses. If our revenue growth does not exceed the growth of these anticipated expenses, we may not be able to achieve or sustain profitability, and our stock price could decline.

Our success and future revenue depend on our ability to achieve design wins and to convince our current and prospective customers to design our products into their product offerings. If we do not continue to win designs or our products are not designed into our customers’ product offerings, our results of operations and business will be harmed.

We sell our silicon timing systems solutions to customers who select our solutions for inclusion in their product offerings. This selection process is typically lengthy and may require us to incur significant design and development expenditures and dedicate scarce engineering resources in pursuit of a single design win with no assurance that our solutions will be selected. If we fail to convince our current or prospective customers to include our products in their product offerings or to achieve a consistent number of design wins, our business, financial condition, and results of operations will be harmed.

Because of our extended sales cycle, our revenue in future years is highly dependent on design wins we are awarded in prior years. It is typical that a design win will not result in meaningful revenue until one year or more or later, if at all. If we do not continue to achieve design wins in the short term, our revenue in the following years will deteriorate.

Further, a significant portion of our revenue in any period may depend on a single product design win with a large customer. As a result, the loss of any key design win or any significant delay in the ramp of volume production of the customer’s products into which our product is designed could adversely affect our business, financial condition, and results of operations. We may not be able to maintain sales to our key customers or continue to secure key design wins for a variety of reasons, and our customers can stop incorporating our products into their product offerings with limited notice to us and suffer little or no penalty.

If we fail to anticipate or respond to technological shifts or market demands, or to timely develop new or enhanced products or technologies in response to the same, it could result in decreased revenue and the loss of our design wins to our competitors. Due to the interdependence of various components in the systems within which our products and the products of our competitors operate, customers are unlikely to change to another design, once adopted, until the next generation of a technology. As a result, if we fail to introduce new or enhanced products that meet the needs of our customers or penetrate new markets in a timely fashion, and our designs do not gain acceptance, we will lose market share and our competitive position.

The loss of a key customer or design win, a reduction in sales to any key customer, a significant delay or negative development in our customers’ product development plans, or our inability to attract new significant customers or secure new key design wins could seriously impact our revenue and materially and adversely affect our business, financial condition, and results of operations.

We may experience difficulties demonstrating the value to customers of newer solutions if they believe existing solutions are adequate to meet end customer expectations. If we are unable to sell new generations of our product, our business would be harmed.

As we develop and introduce new solutions, we face the risk that customers may not value or be willing to bear the cost of incorporating these newer solutions into their product offerings, particularly if they believe their customers are satisfied with prior offerings. Regardless of the improved features or superior performance of the newer solutions, customers may be unwilling to adopt our new solutions due to design or pricing constraints. Because of the extensive time and resources that we invest in developing new solutions, if we are unable to sell new generations of our solutions, our revenue could decline and our business, financial condition, and results of operations would be negatively affected.

The success of our products is dependent on our customers’ ability to develop products that achieve market acceptance, and our customers’ failure to do so could negatively affect our business.

The success of our silicon timing systems solutions is heavily dependent on the timely introduction, quality, and market acceptance of our customers’ products incorporating our solutions, which are impacted by factors beyond our control. Our customers’ products are often very complex and subject to design complexities that may result in design flaws, as well as potential defects, errors, and bugs. We have in the past been subject to delays and project cancellations as a result of design flaws in the products developed by our customers, changing market requirements, such as the customer adding a new feature, or because a customer’s product fails their end customer’s evaluation or field trial. In other cases, customer products are delayed due to incompatible deliverables from other vendors. We incur significant design and development costs in connection with designing our products for customers’ products that may not ultimately achieve market acceptance. If our customers discover design flaws, defects, errors, or bugs in their products, or if they experience changing market requirements, failed evaluations or field trials, or incompatible deliverables from other vendors, they may delay, change, or cancel a project, and we may have incurred significant additional development costs and may not be able to recoup our costs, which in turn would adversely affect our business, financial condition, and results of operations.

Our target customer and product markets may not grow or develop as we currently expect, and if we fail to penetrate new markets and scale successfully within those markets, our revenue and financial condition would be harmed.

Our target markets include the enterprise and telecommunications infrastructure, automotive, industrial, IoT and mobile, and aerospace and defense markets. Substantially all of our revenue for the years ended December 31, 2019 and 2018 was derived from sales in the IoT and mobile, industrial, and consumer markets. In 2017, we began introducing products for the automotive market. In addition, within the timing market, substantially all of our revenue to date has been attributable to sales of MEMS oscillators. We intend to introduce products into the clock IC market, which we began sampling in the second quarter of 2019, and to focus on clock IC and timing sync solutions in the future. Any deterioration in our target customer or product markets or reduction in capital spending to support these markets could lead to a reduction in demand for our products, which would adversely affect our revenue and results of operations. Further, if our target customer markets, including the 5G communications or IoT and mobile markets, do not grow or develop in ways that we currently expect, demand for our technology may not materialize as expected, which would also negatively impact our business, financial condition, and results of operations.

We may be unable to predict the timing or development of trends in our target markets with any accuracy. If we fail to accurately predict market requirements or market demand for these solutions, our business will suffer. A market shift towards an industry standard that we may not support could significantly decrease the demand for our solutions.

Our future revenue growth, if any, will depend in part on our ability to expand within our existing markets, our ability to continue to penetrate emerging markets, such as the 5G communications market, which we entered in 2019, and our ability to enter into new markets, such as the industrial, medical, and military markets. Each of these markets presents distinct and substantial challenges and risks and, in many cases, requires us to develop new customized solutions to address the particular requirements of that market. Meeting the technical requirements and securing design wins in any of these new markets will require a substantial investment of our time and resources. We cannot assure you that we will secure design wins from these or other new markets, or that we will achieve meaningful revenue from sales in these markets. If any of these markets do not develop as we currently anticipate or if we are unable to penetrate them and scale in them successfully, our revenue could decline.

The average selling prices of our individual products have decreased historically over time and may do so in the future, which could harm our revenue and gross margins.

Although on average selling prices of our products have increased over time as we introduce higher end products, the average selling prices of our individual products generally decrease over time. Our revenue is derived from sales to large distributors and, in some cases, we have agreed in advance to price reductions, generally over a period of time ranging from two months to three years, once the specified product begins to ship in volume. However, our customers may change their purchase orders and demand forecasts at any time with limited notice due in part to fluctuating end-market demand, which can sometimes lead to price renegotiations. Although these price renegotiations can sometimes result in the average selling prices fluctuating over the shorter term, we expect average selling prices generally to decline over the longer term as our products and our end customers’ products mature.

We seek to offset the anticipated reductions in our average selling prices by reducing the cost of our products through improvements in manufacturing yields and lower wafer, assembly, and testing costs, developing new products, enhancing lower-cost products on a timely basis, and increasing unit sales. However, if we are unable to offset these anticipated reductions in our average selling prices, our business, financial condition, and results of operations could be negatively affected.

If we are not able to successfully introduce and ship in volume new products in a timely manner, our business and revenue will suffer.

We have developed products that we anticipate will have product life cycles of ten years or more, as well as other products in more volatile high growth or rapidly changing areas, which may have shorter life cycles. Our future success depends, in part, on our ability to develop and introduce new technologies and products that generate new sources of revenue to replace, or build upon, existing revenue streams. If we are unable to repeatedly introduce, in successive years, new products that ship in volume, or if our transition to these new products does not successfully occur prior to any decrease in revenue from our prior products, our revenue will likely decline significantly and rapidly.

Our gross margins may fluctuate due to a variety of factors, which could negatively impact our results of operations and our financial condition.

Our gross margins may fluctuate due to a number of factors, including customer and product mix, market acceptance of our new products, timing and seasonality of the end-market demand, yield, wafer pricing, packaging and testing costs, competitive pricing dynamics, the impact of the COVID-19 pandemic and geographic and market pricing strategies.

To attract new customers or retain existing customers, we have in the past and will in the future offer certain customers favorable prices, which would decrease our average selling prices and likely impact gross margins. Further, we may also offer pricing incentives to our customers on earlier generations of products that inherently have a higher cost structure, which would negatively affect our gross margins. In addition, in the event our customers, including our larger end customers, exert more pressure with respect to pricing and other terms with us, it could put downward pressure on our margins.

Because we do not operate our own manufacturing, assembly, or testing facilities, we may not be able to reduce our costs as rapidly as companies that operate their own facilities, and our costs may even increase, which could further reduce our gross margins. We rely primarily on obtaining yield improvements and volume-based cost reductions to drive cost reductions in the manufacture of existing products, introducing new products that incorporate advanced features and optimize die size, and other price and performance factors that enable us to increase revenue while maintaining gross margins. To the extent that such cost reductions or revenue increases do not occur at a sufficient level and in a timely manner, our business, financial condition, and results of operations could be adversely affected.

In addition, we maintain an inventory of our products at various stages of production and in finished good inventory. We hold these inventories in anticipation of customer orders. If those customer orders do not materialize in a timely manner, we may have excess or obsolete inventory which we would have to reserve or write-down, and our gross margins would be adversely affected.

Our revenue in recent periods may not be indicative of future performance and our revenue may fluctuate over time.

Our recent revenue should not be considered indicative of our future performance. For the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018, our revenue was $21.7 million, $84.1 million and $85.2 million, respectively. You should not rely on our revenue for any previous quarterly or annual periods as any indication of our revenue for future fiscal periods. As we grow our business, our revenue may fluctuate in future periods due to a number of reasons, which may include slowing demand for our products, increasing competition, the impact of the COVID-19 pandemic, a decrease in the growth of our overall market or market saturation, and challenges and our failure to capitalize on growth opportunities.

If we are unable to manage our growth effectively, we may not be able to execute our business plan and our operating results could suffer.

In order to succeed in executing our business plan, we will need to manage our growth effectively as we make significant investments in research and development and sales and marketing, and expand our operations and infrastructure both domestically and internationally. If our revenue does not increase to offset these increases in our expenses, we may not achieve or maintain profitability in future periods.

To manage our growth effectively, we must continue to expand our operations, engineering, financial accounting, internal management, and other systems, procedures, and controls. This may require substantial managerial and financial resources, and our efforts may not be successful. Any failure to successfully implement systems enhancements and improvements will likely have a negative impact on our ability to manage our expected growth, as well as our ability to ensure uninterrupted operation of key business systems and compliance with the rules and regulations applicable to public companies. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new silicon timing systems solutions, and we may fail to satisfy customer product or support requirements, maintain the quality of our solutions, execute our business plan or respond to competitive pressures, any of which could negatively affect our business, financial condition, and results of operations.

Our customers require our products and our third-party contractors to undergo a lengthy and expensive qualification process, which does not assure product sales. If we are unsuccessful or delayed in qualifying any of our products with a customer, our business and operating results would suffer.

Prior to purchasing our silicon timing systems solutions, our customers require that both our solutions and our third-party contractors undergo extensive qualification processes, which involve testing of our products in the customers’ systems, as well as testing for reliability. This qualification process may continue for several months. However, qualification of a product by a customer does not assure any sales of the product to that customer. Even after successful qualification and sales of a product to a customer, a subsequent revision in our third-party contractors’ manufacturing process or our selection of a new supplier may require a new qualification process with our customers, which may result in delays and in our holding excess or obsolete inventory. After our products are qualified, it can take several months or more before the customer commences volume production of components or systems that incorporate our products. Despite these uncertainties, we devote substantial resources, including design, engineering, sales, marketing, and management efforts, to qualifying our products with customers in anticipation of sales. If we are unsuccessful or delayed in qualifying any of our products with a customer, sales of those products to the customer may be precluded or delayed, which would cause our business, financial condition, and results of operations to suffer.

We provide a lifetime warranty on our products and may be subject to warranty or product liability claims, which could result in unexpected expenses and loss of market share.

We provide a lifetime warranty on our products and generally agree to indemnify our customers for defects in our products. We may be subject to warranty or product liability claims. These claims may require us to make significant expenditures to defend those claims, replace our solutions, refund payments, or pay damage awards. This risk is exacerbated by the lifetime warranty of our products, which exposes us to warranty claims for the entire product lifecycle.

Our silicon timing systems solutions have only been incorporated into end products for the past 12 years. Accordingly, the operation of our products and technology has not been validated over longer periods. If a customer’s product fails in use, the customer may incur significant monetary damages, including a product recall or associated replacement expenses as well as lost revenue. The customer may claim that a defect in our product caused the product failure and assert a claim against us to recover monetary damages. In certain situations, circumstances might warrant that we consider incurring the costs or expenses related to a recall of one of our products in order to avoid the potential claims that may be raised should a customer reasonably rely upon our product and suffer a failure due to a design or manufacturing process defect. In addition, the cost of defending these claims and satisfying any arbitration award or judgment with respect to these claims would result in unexpected expenses, which could be substantial, and could harm our business, financial condition, and results of operations. Although we carry product liability insurance, this insurance is subject to significant deductibles and may not adequately cover our costs arising from defects in our products or otherwise.

Defects in our products could harm our relationships with our customers and damage our reputation.

Defects in our products may cause our customers to be reluctant to buy our products, which could harm our ability to retain existing customers and attract new customers and adversely impact our reputation. The process of identifying a defective or potentially defective product in systems that have been widely distributed may be lengthy and require significant resources. Further, if we are unable to determine the root cause of a problem or find an appropriate solution, we may delay shipment to customers. As a result, we may incur significant replacement costs and contract damage claims from our customers, and our reputation, business, financial condition, and results of operations may be adversely affected.

If we fail to accurately anticipate and respond to rapid technological change in the industries in which we operate, our ability to attract and retain customers could be impaired and our competitive position could be harmed.

We operate in industries characterized by rapidly changing technologies as well as technological obsolescence. The introduction of new products by our competitors, the delay or cancellation of any of our customers’ product offerings for which our silicon timing systems solutions are designed, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render our existing or future products uncompetitive, obsolete, and otherwise unmarketable. Our failure to anticipate or timely develop new or enhanced products or technologies in response to changing market demand, whether due to technological shifts or otherwise, could result in the loss of customers and decreased revenue and have an adverse effect on our business, financial condition, and results of operations.

If our products do not conform to, or are not compatible with, existing or emerging industry standards, demand for our existing solutions may decrease, which in turn would harm our business and operating results.

We design certain of our products to conform to current industry standards. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by our distributors or our end customers.

Our ability to compete in the future will depend on our ability to identify and ensure compliance with evolving industry standards in our target markets, as well as in the timing IC industry. The emergence of new industry standards could render our products incompatible with products developed by third-party suppliers or make it difficult for our products to meet the requirements of certain OEMs. If our customers or our third-party suppliers adopt new or competing industry standards with which our solutions are not compatible, or if industry groups fail to adopt standards with which our solutions are compatible, our products would become less desirable to our current or prospective customers. As a result, our sales would suffer, and we could be required to make significant expenditures to develop new products. Although we believe our products are compliant with applicable industry standards, proprietary enhancements may not in the future result in conformance with existing industry standards under all circumstances. If our products do not conform to, or are not compatible with, existing or emerging standards, it would harm our business, financial condition, and results of operations.

We may be unable to make the substantial investments that are required to remain competitive in our business.

The semiconductor industry requires substantial and continuous investment in research and development in order to bring to market new and enhanced solutions. We expect our research and development expenditures to increase in the future as part of our strategy to increase demand for our solutions in our current markets and to expand into additional markets. We are a smaller company with limited resources, and we may not have sufficient resources to maintain the level of investment in research and development required to remain competitive. In addition, we cannot assure you that the technologies, which are the focus of our research and development expenditures, will become commercially successful or generate any revenue.

If we fail to compete effectively, we may lose or fail to gain market share, which could negatively impact our operating results and our business.

The global semiconductor market in general, and the timing IC market in particular, is highly competitive. We expect competition to increase and intensify as additional semiconductor companies enter our target markets, and as internal silicon design resources of large OEMs grow. Increased competition could result in price pressure, reduced gross margins and loss of market share, any of which could harm our business, financial condition, and results of operations. Our competitors range from large, international companies offering a wide range of semiconductor products to smaller companies specializing in narrow market verticals. In the MEMS-based oscillator market, we primarily compete against Microchip Technology Inc. (“MCHP”). In the analog mixed-signal IC and clocking market, we primarily compete against Renesas Electronics Corporation (through their acquisition of Integrated Device Technology, Inc.), Silicon Laboratories Inc., Texas Instruments Incorporated, Microsemi Corporation (which is owned by MCHP), and Analog Devices, Inc. In the oscillator market, we primarily compete against quartz crystal suppliers such as Rakon Limited, Daishinku, Nihon Dempa Kogyo Co., Ltd., TXC Corporation, Seiko Epson Corporation, and Vectron International (which is owned by MCHP). We expect competition in our current markets to increase in the future as existing competitors improve or expand their product offerings and as new competitors enter these markets. In addition, our future growth will depend in part on our ability to successfully enter and compete in new markets, such as the access market. Some of these markets will likely be served by only a few large, multinational OEMs with substantial negotiating and buying power relative to us and, in some instances, with internally developed silicon solutions that can be competitive to our products.

Our ability to compete successfully depends, in part, on factors that are outside of our control, including industry and general economic trends. Many of our competitors are substantially larger, have greater financial, technical, marketing, distribution, customer support, government support, and other resources, are more established than we are and have significantly better brand recognition and broader product offerings. This in turn may enable them to better withstand adverse economic or market conditions, such as those caused by the current COVID-19 pandemic, in the future and significantly reduce their pricing so as to compete against us. Our ability to compete successfully will depend on a number of factors, including:

•	our ability to define, design, and regularly introduce new products that anticipate the functionality and integration needs of our customers’ next-generation products and applications;

•	our ability to build strong and long-lasting relationships with our customers and other industry participants;

•	our ability to capitalize on, and prevent losses due to, vertical integration by significant customers;

•	our solutions’ performance and cost-effectiveness relative to those of competing products;

•	our ability to achieve design wins;

•	the effectiveness and success of our customers’ products utilizing our solutions within their competitive end markets;

•	our research and development capabilities to provide innovative solutions and maintain our product roadmap;

•	the strength of our sales and marketing efforts, including those of our distributors, and our brand awareness and reputation;

•	our ability to deliver products in volume on a timely basis at competitive prices;

•	our ability to withstand or respond to significant price competition;

•	our ability to build and expand international operations in a cost-effective manner;

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our ability to obtain, maintain, protect, and enforce our intellectual property rights, including obtaining intellectual property rights from third parties that may be necessary to meet the evolving demands of the market;

•	our ability to defend potential patent infringement claims arising from third parties;

•	our ability to promote and support our customers’ incorporation of our solutions into their products; and

•	our ability to retain high-level talent, including our management team and engineers.

Our competitors may also establish cooperative relationships among themselves or with third parties or may acquire companies that provide similar products to ours. As a result, new competitors or alliances may emerge that could capture significant market share. Any of these factors, alone or in combination with others, could harm our business, financial condition, and results of operations and result in a loss of market share and an increase in pricing pressure.

We depend on our executive officers and other key employees, and the loss of one or more of these employees or an inability to attract or retain highly skilled employees could adversely affect our business.

Our success depends largely upon the continued services of our executive officers and other key employees, including our engineering and sales and marketing personnel. From time to time, there may be changes in our executive management team or other key personnel, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers or other key employees could have an adverse effect on our business.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel in the San Francisco Bay Area, where our headquarters is located, and in other locations where we maintain offices, is intense, especially for engineers with MEMS technology and advanced clock IC design expertise. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. Further, changes in immigration policies may negatively impact our ability to attract and retain personnel, including personnel with specialized technical expertise. If we fail to attract new personnel or fail to retain or motivate our current personnel, our business and future growth prospects could be adversely affected.

Our company culture has contributed to our success and if we cannot maintain this culture as we grow, our business could be harmed.

We believe that our company culture, which promotes innovation, open communication, and teamwork, has been critical to our success. We face a number of challenges that may affect our ability to sustain our corporate culture, including:

•	failure to identify, attract, reward, and retain people in leadership positions in our organization who share and further our culture, values and mission;

•	the increasing size and geographic diversity of our workforce;

•	competitive pressures to move in directions that may divert us from our mission, vision, and values;

•	the continued challenges of a rapidly-evolving industry; and

•	the increasing need to develop expertise in new areas of business that affect us.

•	If we are not able to maintain our culture, our business, financial condition, and results of operations could be adversely affected.

We depend on third parties for our wafer fabrication, assembly and testing operations, which exposes us to certain risks that may harm our business.

We operate an outsourced manufacturing business model. As a result, we rely on third parties for all of our manufacturing operations, including wafer fabrication, assembly, and testing. Although we use multiple third-party supplier sources, we depend on these third parties to supply us with material of a requested quantity in a timely manner that meets our standards for yield, cost, and manufacturing quality. Except for our agreement with Bosch for MEMS wafers, we do not have any long-term supply agreements with any of our other manufacturing suppliers. These third-party manufacturers often serve customers that are larger than us or require a greater portion of their services, which may decrease our relative importance and negotiating leverage with these third parties.

If market demand for wafers or production and assembly materials increases, or if a supplier of our wafers ceases or suspends operations, our supply of wafers and other materials could become limited. We currently have a ten-year supply agreement with Robert Bosch LLC (“Bosch”) for the fabrication of our MEMS wafers. This agreement expires in 2027 and may be terminated with three years’ advance notice beginning in February 2024. We currently rely on Bosch for our MEMS fabrication, and Taiwan Semiconductor Manufacturing Company (“TSMC”) for our analog circuits fabrication, and any disruption in their supply of wafers or any increases in their wafer or materials prices could adversely affect our gross margins and our ability to meet customer demands in a timely manner, or at all, and lead to reduced revenue. Moreover, wafers constitute a large portion of our product cost. If we are unable to negotiate volume discounts or otherwise purchase wafers at favorable prices and in sufficient quantities in a timely manner, our gross margins would be adversely affected.

To ensure continued wafer supply, we may be required to establish alternative wafer supply sources, which could require significant expenditures and limit our negotiating leverage. We currently rely on Bosch and TSMC as our primary foundries and suppliers for our MEMS timing devices and analog circuits, respectively, and only a few foundry vendors have the capability to manufacture our most advanced solutions, in particular with respect to our MEMS solution. If we engage alternative supply sources, we may encounter difficulties and incur additional costs. For example, we also have a license agreement with Bosch under which Bosch granted us a license to use certain patents. Under this agreement, we are required to pay a royalty fee to Bosch if we engage third parties to manufacture, or if we decide to manufacture ourselves, certain generations of our MEMS wafers through March 31, 2024. In addition, shipments could be significantly delayed while these sources are qualified for volume production. If we are unable to maintain our relationship with Bosch or TSMC, our ability to produce high-quality products could suffer, which in turn could harm our business, financial condition, and results of operations.

We currently rely on Advanced Semiconductor Engineering, Inc. (“ASE”), Carsem (M) Sdn. Bhd. (“Carsem”), and United Test and Assembly Center Ltd. (“UTAC”) for assembly and testing, as well as Daishinku Corp. (“Daishinku”) and UTAC for ceramic packaging for some of our products. Certain of our manufacturing, packaging, assembly, and testing facilities are located outside of the United States, including Malaysia, Taiwan, and Thailand, where we are subject to increased risk of political and economic instability, difficulties in managing operations, difficulties in enforcing contracts and our intellectual property, severe weather, and employment and labor difficulties. Additionally, public health crises, such as an outbreak of contagious diseases like the COVID-19 pandemic, may affect the production capabilities of our suppliers, including as a result of quarantines, closures of production facilities, lack of supplies, or delays caused by restrictions on travel or work-from-home orders. For example, on March 16, 2020, the government of Malaysia announced measures to restrict movement in that country until March 31, 2020 in an effort to suppress the number of COVID-19 cases. The restrictions have been extended, currently until June 9, 2020. These restrictions could limit our suppliers’ ability to operate their manufacturing facilities in that country.

Although we maintain business disruption insurance, this insurance may not be adequate to cover any losses we may experience as a result of such difficulties. Any of these factors could result in manufacturing and supply problems, and delays in our ability to provide our solutions to our customers on a timely basis, or at all. If we experience manufacturing problems at a particular location, we may be required to transfer manufacturing to a new location or supplier. Converting or transferring manufacturing from a primary location or supplier to a backup facility could be expensive and could take several quarters or more. During such a transition, we would be required to meet customer demand from our then-existing inventory, as well as any partially finished goods that could be modified to the required product specifications. In addition, our end customers may require requalification with a new wafer manufacturer. We typically maintain at least a six-month supply of our MEMS wafers for which Bosch is our primary supplier. We do not otherwise maintain sufficient inventory to address a lengthy transition period. As a result, we may not be able to meet customer needs during such a transition, which could damage our customer relationships.

If one or more of these vendors terminates its relationship with us, or if we encounter any problems with our manufacturing supply chain, our ability to ship our solutions to our customers on time and in the quantity required would be adversely affected, which in turn could cause an unanticipated decline in our sales and loss of customers.

If the foundries with which we contract do not achieve satisfactory yields or quality, our reputation and customer relationships could be harmed.

We depend on satisfactory wafer foundry manufacturing capacity, wafer prices, and production yields, as well as timely wafer delivery to meet customer demand and enable us to maintain gross margins. The fabrication of our products is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields and, in some cases, cause production to be suspended. Our foundry vendors may experience manufacturing defects and reduced manufacturing yields from time to time. Further, any new foundry vendors we employ may present additional and unexpected manufacturing challenges that could require significant management time and focus. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by the foundries that we employ could result in lower than anticipated production yields or unacceptable performance of our devices. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time-consuming and expensive to correct. Poor production yields from the foundries that we employ, or defects, integration issues, or other performance problems in our solutions could significantly harm our customer relationships and financial results, and give rise to financial or other damages to our customers. Any product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly to defend.

Manufacturing yields for new products initially tend to be lower as we complete product development and commence volume manufacturing, and typically increase as we bring the product to full production. Our business model includes this assumption of improving manufacturing yields and, as a result, material variances between projected and actual manufacturing yields will have a direct effect on our gross margin and profitability. The difficulty of accurately forecasting manufacturing yields and maintaining cost competitiveness through improving manufacturing yields will continue to be magnified by the increasing process complexity of manufacturing semiconductor products.

Raw material price fluctuations can increase the cost of our products, impact our ability to meet customer commitments, and may adversely affect our results of operations.

The cost of raw materials is a key element in the cost of our products. Our inability to offset material price inflation through increased prices to customers, suppliers, productivity actions, or through commodity hedges could adversely affect our results of operations. Many major components, product equipment items, and raw materials, are procured or subcontracted on a single or sole-source basis. Although we maintain a qualification and performance surveillance process and we believe that sources of supply for raw materials and components are generally adequate, it is difficult to predict what effects shortages or price increases may have in the future. Our inability to fill our supply needs would jeopardize our ability to fulfill obligations under our contracts, which could, in turn, result in reduced sales and profits, contract penalties or terminations, and damage to our customer relationships.

Furthermore, increases in the price of silicon wafers, testing costs, and commodities, which may result in increased production costs, mainly assembly and packaging costs, may result in a decrease in our gross margins. Moreover, our suppliers may pass the increase in raw materials and commodity costs onto us which would further reduce the gross margin of our products. In addition, as we are a fabless company, global market trends such as a shortage of capacity to fulfill our fabrication needs also may increase our raw material costs and thus decrease our gross margin.

We rely on our relationships with industry and technology leaders to enhance our product offerings and our inability to continue to develop or maintain such relationships in the future would harm our ability to remain competitive.

We develop many of our silicon timing systems products for applications in systems that are driven by industry and technology leaders in the communications and computing markets. We work with distributors, resellers, OEMs, and system manufacturers to define industry conventions and standards within our target markets. We believe that these relationships enhance our ability to achieve market acceptance and widespread adoption of our products. If we are unable to continue to develop or maintain these relationships, our silicon timing systems solutions could become less desirable to our customers, our sales could suffer and our competitive position could be harmed.

We are subject to the cyclical nature of the semiconductor industry.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence, price erosion, evolving standards, short product life cycles, and wide fluctuations in product supply and demand. The industry experienced significant downturn during past global recessions and has been experiencing a downturn since 2019, which may be prolonged as a result of the worldwide economic impact of the COVID-19 pandemic. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels, and accelerated erosion of average selling prices. The current downturn in the semiconductor industry has been attributed to a variety of factors, including the current COVID-19 pandemic, ongoing U.S.-China trade dispute, weakness in demand and pricing for semiconductors across applications, and excess inventory. While this downturn has not directly impacted our business to date, any prolonged or significant downturn in the semiconductor industry could adversely affect our business and reduce demand for our products. Any future downturns in the semiconductor industry could also harm our business, financial condition, and results of operations. Furthermore, any significant upturn in the semiconductor industry could result in increased competition for access to third-party foundry and assembly capacity. We are dependent on the availability of this capacity to manufacture and assemble our products and we can provide no assurance that adequate capacity will be available to us in the future.

Our ability to receive timely payments from or the deterioration of the financial conditions of, our distributors or our end customers could adversely affect our operating results.

Our ability to receive timely payments from or the deterioration of the financial condition of, our distributors or our end customers could adversely impact our collection of accounts receivable, and, as a result, our revenue. We regularly review the collectability and creditworthiness of our customers to determine an appropriate allowance for doubtful accounts. However, the extent of the COVID-19 pandemic’s impact on credit and financial markets is unknown, which creates uncertainty as to the financial condition of our distributors and customers. Based on our review of our customers annually and as of March 31, 2020, substantially all of which are large distributors, resellers, OEMs, and system manufacturers, we had a $0.1 million, $0.1 million and a $0.2 million reserve for doubtful accounts as of March 31, 2020, December 31, 2019 and December 31, 2018, respectively. If our doubtful accounts, however, were to exceed our current or future allowance for doubtful accounts, our business, financial condition, and results of operations would be adversely affected.

In preparing our consolidated financial statements, we make good faith estimates and judgments that may change or turn out to be erroneous, which could adversely affect our operating results for the periods in which we revise our estimates or judgments.

In preparing our consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”), we must make estimates and judgments in applying our most critical accounting policies. Those estimates and judgments have a significant impact on the results we report in our consolidated financial statements. The most difficult estimates and subjective judgments that we make relate to revenue recognition, inventories, internally developed software capitalization, and income taxes. We base our estimates on historical experience, input from outside experts and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We also have other key accounting policies that are not as subjective, and therefore, their application would not require us to make estimates or judgments that are as difficult, but which nevertheless could significantly affect our financial reporting. Actual results may differ materially from these estimates. If these estimates, judgments, or their related assumptions change, our operating results for the periods in which we revise our estimates, judgments, or assumptions could be adversely and perhaps materially affected.

Changes to financial accounting standards may affect our results of operations and could cause us to change our business practices.

We prepare our consolidated financial statements in accordance with GAAP. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to interpret and create accounting rules and regulations. Changes in accounting rules can have a significant effect on our reported financial results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may adversely affect our financial results or the way we conduct our business.

Our loan agreements contain certain restrictive covenants that may limit our operating flexibility.

Our loan agreements contain certain restrictive covenants that either limit our ability to, or require a mandatory prepayment in the event that we, incur additional indebtedness, merge with other companies or enter into or consummate certain change of control transactions, acquire other companies, make certain investments, transfer or dispose of assets, amend certain material agreements, or enter into certain other transactions. We may not be able to generate sufficient cash flow or sales to pay the principal and interest under our outstanding debt obligations. Furthermore, our future working capital, borrowings, or equity financing could be unavailable to repay or refinance the amounts outstanding under our current debt obligations. In the event of a liquidation, our existing and any future lenders would be repaid all outstanding principal and interest prior to distribution of assets to unsecured creditors, and the holders of our common stock would receive a portion of any liquidation proceeds only if all of our creditors, including our existing and any future lenders, were first repaid in full.

We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations.

We may need to raise additional funds in the future. Any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities or convertible debt, stockholders may experience significant dilution of their ownership interest, and the newly-issued securities may have rights senior to those of the holders of our common stock. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to incur additional interest expense. If additional financing is not available when required or is not available on acceptable terms, we may have to scale back our operations or limit our production activities, and we may not be able to expand our business, develop or enhance our solutions, take advantage of business opportunities, or respond to competitive pressures, which could negatively impact our revenue and the competitiveness of our products.

We may elect to repay all or some of our outstanding indebtedness under our revolving line of credit and may seek, or be required to seek, alternative or additional debt financing in the immediate or near term.

We expect to repay or renegotiate our outstanding credit agreement with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“MUFG”). We currently have $50.0 million of outstanding indebtedness under our revolving line of credit agreement with MUFG. If we were to repay all or any portion of our outstanding indebtedness, we expect to use the proceeds from this offering, together with existing cash on hand, to do so. The MUFG revolving line of credit is currently guaranteed by MegaChips. We intend to terminate our $20.0 million revolving line of credit with SMBC, which is also guaranteed by MegaChips. We also intend to terminate our $30.0 million loan agreement with MegaChips. We currently do not have any amounts drawn under either of these two facilities. The maturity dates for the amounts outstanding under the MUFG revolving line of credit are as follows: $3.0 million with a maturity date of September 21, 2020, $9.0 million with a maturity date of March 24, 2021, and $38.0 million with a maturity date of June 10, 2020. On June 10, 2020, we paid off the $38.0 million due on such date and drew down $23.0 million under the MUFG revolving line of credit. The maturity dates may be accelerated upon certain events or if MegaChips were to no longer guarantee the amounts outstanding under the MUFG revolving line of credit. The agreement also provides that we will provide collateral if MUFG determines in consultation with us that additional collateral or guarantee would be necessary. We may seek, or be required to seek, additional or alternative sources of debt financing, in lieu of, or in addition to, our current facilities. Any required additional financing may not be available on terms acceptable to us, or at all. Further, we may not have the leverage to negotiate terms favorable to us under these arrangements, including with MUFG , as we are no longer a wholly owned subsidiary of MegaChips. We do not expect MegaChips to provide guarantees of our indebtedness in the future, which may make it more difficult or expensive to borrow funds in the future. In addition, the terms of any financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to incur additional interest expense. If additional financing is not available when required or is not available on acceptable terms, it could harm our liquidity position and we may have to scale back our operations or limit our production activities, which in turn would harm our business, operating results, and financial condition. See “Use of Proceeds.”

We may make acquisitions in the future that could disrupt our business, cause dilution to our stockholders, reduce our financial resources, and harm our business.

In the future, we may acquire other businesses, products, or technologies. Our ability to make acquisitions and successfully integrate personnel, technologies, or operations of any acquired business is unproven. If we complete acquisitions, we may not achieve the combined revenue, cost synergies, or other benefits from the acquisition that we anticipate, strengthen our competitive position, or achieve our other goals in a timely manner, or at all, and these acquisitions may be viewed negatively by our customers, financial markets, or investors. In addition, any acquisitions we make may create difficulties in integrating personnel, technologies, and operations from the acquired businesses and in retaining and motivating key personnel. Acquisitions may disrupt our ongoing operations, divert management from their primary responsibilities, subject us to additional liabilities, increase our expenses, and adversely impact our business, financial condition, and results of operations. Acquisitions may also reduce our cash available for operations and other uses, and could result in an increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities, or the incurrence of debt, any of which could harm our business, financial condition, and results of operations.

A portion of our operations is located outside of the United States, which subjects us to additional risks, including increased complexity and costs of managing international operations and geopolitical instability.

We outsource the fabrication and assembly of all of our products to third parties that are primarily located in Germany and Asia. In addition, we conduct research and development activities in the United States, Japan, the Netherlands, Taiwan, and Ukraine and work with third-party contractors in Russia. We also conduct marketing and administrative functions in the United States, China, Taiwan, and Ukraine. In addition, members of our sales force are located in the United States, China, India, France, Taiwan, and Ukraine. In addition, approximately 93% of our revenue for the years ended December 31, 2019 and 2018, was from distributors with ship-to locations outside the United States, although we believe the majority of our end customers are based in the U.S., based on sell-through information provided by these distributors. As a result of our international focus, we face numerous challenges and risks, including:

•	complexity and costs of managing international operations, including manufacturing, assembly, and testing of our products and associated costs;

•	geopolitical and economic instability and military conflicts;

•	limited protection for, and vulnerability to theft of, our intellectual property rights, including our trade secrets;

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compliance with local laws and regulations and unanticipated changes in local laws and regulations, including tax laws and regulations, including uncertainty surrounding the United Kingdom’s exit from the European Union;

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trade and foreign exchange restrictions and higher tariffs, including the recent trade tensions between the U.S. and China that has resulted in higher tariffs on certain semiconductor products, which trade tensions may be exacerbated by China’s recent movement toward enacting broader national security powers over Hong Kong;

•	timing and availability of import and export licenses and other governmental approvals, permits, and licenses, including export classification requirements;

•	foreign currency fluctuations and exchange losses relating to our international operating activities;

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restrictions imposed by the U.S. government or foreign governments on our ability to do business with certain companies or in certain countries as a result of international political conflicts or the COVID-19 pandemic and the complexity of complying with those restrictions;

•	transportation delays and other consequences of limited local infrastructure, and disruptions, such as large scale outages or interruptions of service from utilities or telecommunications providers;

•	difficulties in staffing international operations;

•	changes in immigration policies which may impact our ability to hire personnel;

•	local business and cultural factors that differ from our normal standards and practices;

•	differing employment practices and labor relations;

•	requirements in foreign countries which may impact availability of personnel, such as mandatory military service in countries such as Ukraine;

•	heightened risk of terrorist acts;

•	regional health issues and the impact of public health epidemics on employees and the global economy, such as the worldwide COVID-19 pandemic;

•	power outages and natural disasters; and

•	travel, work-from-home or other restrictions or stoppages, like those currently imposed by governments around the world as a result of the COVID-19 pandemic.

These risks could harm our international operations, delay new product releases, increase our operating costs, and hinder our ability to grow our operations and business and, consequently, our business, financial condition, and results of operations could suffer. For example, we rely on TSMC in Taiwan for the fabrication of our analog circuits and have sales force personnel in Taiwan. If political tensions between China and Taiwan were to increase, it could disrupt our business. In addition, if the political and military situation in Russia and Ukraine, or the relationship between Russia and the United States, significantly worsens, or if either Russia or the United States imposes significant new economic sanctions or restrictions on doing business, and we are restricted or precluded from continuing our operations in Russia or Ukraine, our costs could increase, and our product development efforts, business, financial condition, and results of operations could be significantly harmed. Further, the ongoing COVID-19 pandemic has led to travel, work-from-home and other restrictions, which has significantly impacted our domestic and international operations and the operations of our suppliers, distributors, partners and customers. At this point, the extent to which the COVID-19 pandemic may impact our business is uncertain but it may materially adversely affect our business, financial condition or results of operations.

We face risks related to health epidemics such as the COVID-19 pandemic which could adversely affect our business and results of operations.

Our business could be materially adversely affected by a widespread outbreak of contagious disease, including the recent COVID-19 pandemic. We currently have employees, third-party contractors, distributors and customers in numerous countries throughout the world that have each been impacted by the COVID-19 pandemic. The COVID-19 pandemic has restricted and is expected to continue to restrict travel and use of our facilities and the facilities of our suppliers, customers, or other vendors in our supply chain, which could impact our business, interactions and relationships with our customers, third-party suppliers and contractors, and results of operations. Although we do not source a significant amount of products or components from China, our third-party suppliers and customers may source materials from China which could indirectly impact our production or demand for our products. In addition to the COVID-19 pandemic, any future outbreak of contagious diseases in the human population could result in a continued widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could reduce the demand for our products and impact our results of operations.

If significant tariffs or other restrictions are placed on Chinese imports or any related counter-measures are taken by China, our revenue and results of operations may be materially harmed.

If significant tariffs or other restrictions are placed on Chinese imports or any related counter-measures are taken by China, our revenue and results of operations may be materially and adversely affected. Between July

2018 and February 2020, the U.S. Trade Representative imposed tariffs on products from China, with current tariff rates between 7.5% and 25%. If the existing tariffs are increased, new tariffs are imposed, or there is a court or governmental agency determination that exposes additional products to the tariffs, we may be required to raise our prices on those products, which may further result in a loss of customers and harm our operating performance. The current U.S. administration has indicated that it may further alter trade agreements and terms between China and the United States, including limiting trade with China and imposing additional tariffs on imports from China. The administration has previously imposed new or additional tariffs on Chinese products with short notice and China has imposed certain retaliatory tariffs. If our products become subject to tariffs or other retaliatory trade measures, it could materially and adversely affect our business and operating results. In the event that these or future tariffs are imposed on imports of our products, or that China or other countries take retaliatory trade measures in response to existing or future tariffs, our business may be impacted and we may be required to raise prices or make changes to our operations, any of which could materially harm our revenue or operating results.

Fluctuations in exchange rates between and among the currencies of the countries in which we do business could adversely affect our results of operations.

Our sales have been historically denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to the currencies of the countries in which our customers operate could impair the ability of our customers to cost-effectively purchase or integrate our solutions into their product offerings, which may materially affect the demand for our solutions and cause these customers to reduce their orders, which in turn would adversely affect our revenue and business. If we increase operations in other currencies in the future, we may experience foreign exchange gains or losses due to the volatility of other currencies compared to the U.S. dollar. Certain of our employees are located in Malaysia, the Netherlands, Taiwan, Japan, and Ukraine, and we have engineering consultants in Russia. Accordingly, a portion of our payroll as well as certain other operating expenses are paid in currencies other than the U.S. dollar. Our results of operations are denominated in U.S. dollars, and the difference in exchange rates in one period compared to another may directly impact period-to-period comparisons of our results of operations. Furthermore, currency exchange rates have been especially volatile in the recent past, and these currency fluctuations may make it difficult for us to predict our results of operations.

Failure to comply with the laws associated with our activities outside of the United States could subject us to penalties and other adverse consequences.

We face significant risks if we fail to comply with anti-corruption laws and anti-bribery laws, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. Travel Act, and the UK Bribery Act 2010, that prohibit improper payments or offers of payment to foreign governments and political parties by us for the purpose of obtaining or retaining business. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA or other applicable laws and regulations. We are in the early stages of implementing our FCPA compliance program and cannot assure you that all of our employees and agents, as well as those companies, to which we outsource certain of our business operations, will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Any violation of these laws could result in severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracting, which could have an adverse effect on our reputation, business, financial condition, and results of operations.

We are subject to government regulation, including import, export and economic sanctions laws and regulations that may expose us to liability and increase our costs.

Our products and technology are subject to U.S. export controls, including the U.S. Department of Commerce’s Export Administration Regulations and economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. These regulations may limit the export of our products and technology, and provision of our services outside of the United States, or may require export authorizations, including by license, a license exception, or other appropriate government authorizations and conditions, including annual or semi-annual reporting. Export control and economic sanctions laws may also include prohibitions on the sale or supply of certain of our products to embargoed or sanctioned countries, regions, governments, persons, and entities. For example, in May 2019, the U.S. Department of Commerce added Huawei Technologies Co., Ltd. and certain of its affiliates to the Entity List, banning all exports to Huawei and its listed affiliates of items subject to control under the Export Administration Regulations (“EAR”). Certain exports to Huawei have been permitted under a temporary general license issued by the U.S. Commerce Department, which currently is valid through May 15, 2020. Although we have not had any direct sales with Huawei, we believe, based on sell-through information provided by our distributors, that we have had a small amount of revenue attributable to Huawei. However, to the extent this occurred during or after May 2019, we understand the products were not subject to the EAR. In addition, various countries regulate the importation of certain products, through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products. The exportation, re-exportation, and importation of our products and technology and the provision of services, including by our partners, must comply with these laws or else we may be adversely affected through reputational harm, government investigations, penalties, and a denial or curtailment of our ability to export our products and technology. Complying with export control and sanctions laws may be time-consuming and may result in the delay or loss of sales opportunities. Although we take precautions to prevent our products and technology from being provided in violation of such laws, our products and technology may have previously been, and could in the future be, provided inadvertently in violation of such laws, despite the precautions we take. If we are found to be in violation of U.S. sanctions or export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. Changes in export or import laws or sanctions policies may adversely impact our operations, delay the introduction and sale of our products in international markets, or, in some cases, prevent the export or import of our products and technology to certain countries, regions, governments, persons, or entities altogether, which could adversely affect our business, financial condition, and results of operations.

Changes in environmental laws or regulations, including conflict minerals rules, could impair our ability to compete in international markets.

Our product or manufacturing standards could be impacted by new or revised environmental rules and regulations or other social initiatives. For example, the SEC adopted disclosure requirements in 2012 relating to the sourcing of certain minerals from the Democratic Republic of Congo and certain other adjoining countries. These rules, which required reporting starting in 2014, could adversely affect our costs, the availability of minerals used in our products, and our relationships with customers and suppliers. Also, since our supply chain is complex, we may face reputational challenges with our customers, stockholders, and other stakeholders if we are unable to sufficiently verify the origins for any conflict minerals used in the products that we sell.

New or future changes to U.S. and non-U.S. tax laws could materially adversely affect us.

New or future changes in tax laws, regulations, and treaties, or the interpretation thereof, in addition to tax regulations enacted but not in effect, tax policy initiatives and reforms under consideration in the United States or related to the Organisation for Economic Co-operation and Development’s (“OECD”), Base Erosion and Profit Shifting (“BEPS”), Project, the European Commission’s state aid investigations, and other initiatives could have an adverse effect on the taxation of international businesses. Furthermore, countries where we are subject to taxes, including the United States, are independently evaluating their tax policy and we may see significant changes in legislation and regulations concerning taxation. Certain countries have already enacted legislation, including those related to BEPS Project, which could affect international businesses, and other countries have become more aggressive in their approach to audits and enforcement of their applicable tax laws. On December 22, 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act (the “Tax Act”), which made substantial changes to U.S. tax laws, the consequences of which have not yet been fully determined and may be adverse to our business. In addition, we are unable to predict what future tax reform may be proposed or enacted or what effect such changes would have on our business, but any changes, to the extent they are brought into tax legislation, regulations, policies, or practices, could increase our effective tax rates in the countries where we have operations and have an adverse effect on our overall tax rate, along with increasing the complexity, burden and cost of tax compliance, all of which could impact our business, financial condition, and results of operations.

Tax regulatory authorities may disagree with our positions and conclusions regarding certain tax positions resulting in unanticipated costs or non-realization of expected benefits.

A tax authority may disagree with tax positions that we have taken. For example, the Internal Revenue Service (“IRS”), or another tax authority could challenge our allocation of income by tax jurisdiction and the amounts paid between our affiliated companies pursuant to our intercompany arrangements and transfer pricing policies, including amounts paid with respect to our intellectual property in connection with our intercompany research and development cost sharing arrangement and legal structure. A tax authority may take the position that material income tax liabilities, interest, and penalties are payable by us, in which case, we expect that we might contest such assessment. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could be materially adverse to us and affect our anticipated effective tax rate or operating income, and we could be required to pay substantial penalties and interest where applicable.

Catastrophic events may disrupt our business.

Our corporate headquarters and some of our suppliers and foundry vendors are located in areas that are in active earthquake zones or are subject to power outages, natural disasters, political, social, or economic unrest, and other potentially catastrophic events. In the event of a major earthquake, hurricane, flooding, or other catastrophic event such as fire, power loss, telecommunications failure, cyber-attack, war, terrorist attack, political, social, or economic unrest, or disease outbreak, such as the current COVID-19 pandemic, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our product development, breaches of data security, or loss of critical data, any of which could have an adverse effect on our future results of operations.

State, federal, and foreign laws and regulations related to privacy, data use, and security could adversely affect us.

We are subject to state and federal laws and regulations related to privacy, data use, and security. In addition, in recent years, there has been a heightened legislative and regulatory focus on data security, including requiring consumer notification in the event of a data breach. Legislation has been introduced in Congress and there have been several Congressional hearings addressing these issues. From time to time, Congress has considered, and may do so again, legislation establishing requirements for data security and response to data breaches that, if implemented, could affect us by increasing our costs of doing business. In addition, several states have enacted privacy or security breach legislation requiring varying levels of consumer notification in the event of a security breach. For example, California passed the California Consumer Privacy Act (“CCPA”), which enhances consumer protection and privacy rights by granting consumers resident in California new rights with respect to the collection of their personal data and imposing new operational requirements on businesses, went into effect in January 2020. The CCPA includes a statutory damages framework and private rights of action against businesses that fail to comply with certain CCPA terms or implement reasonable security procedures and practices to prevent data breaches. Several other states are considering similar legislation.

Foreign governments are raising similar privacy and data security concerns. In particular, the European Union has enacted a General Data Protection Regulation (“GDPR”), which became effective in May 2018. It is unclear how compliance with GDPR will affect our business. China, Russia, Japan, and other countries in Latin

America and Asia are also strengthening their privacy laws and the enforcement of privacy and data security requirements. Complying with such laws and regulations may be time-consuming and require additional resources, and could therefore adversely affect our business, financial condition, and results of operations.

Breaches or other disruptions of our security systems may damage our reputation and adversely affect our business.

Our security systems are designed to protect our customers’, suppliers’, and employees’ confidential information, as well as maintain the physical security of our facilities. We also rely on a number of third-party cloud-based service providers of corporate infrastructure services relating to, among other things, human resources, electronic communication services, and some finance functions, and we are, of necessity, dependent on the security systems of these providers. These technologies are subject to failure, including as a result of an inability to have such technologies properly supported, updated, expanded, or integrated into other technologies. These technologies may also contain open source and third-party software which may unbeknownst to us contain defects or viruses.

Any security breaches or other unauthorized access by third parties to the systems of our cloud-based service providers or the existence of computer viruses in their data or software could expose us to a risk of information loss and misappropriation of confidential information. Accidental or willful security breaches or other unauthorized access by third parties to our information systems or facilities, or the existence of computer viruses in our data or software could expose us to a risk of information loss, misappropriation of proprietary and confidential information, as well as work stoppages or disruptions. Any theft or misuse of this information could result in, among other things, unfavorable publicity, damage to our reputation, difficulty in marketing our products, allegations by our customers that we have not performed our contractual obligations, regulatory fines or penalties, litigation by affected parties and possible financial obligations for liabilities and damages related to the theft or misuse of this information, any of which could have an adverse effect on our business, financial condition, results of operations, reputation, and relationships with our customers and suppliers. Cybersecurity threats, which include computer viruses, spyware and malware, attempts to access information, denial of service attacks, and other electronic security breaches, are persistent and evolve quickly. Such threats have increased in frequency, scope, and potential impact in recent years. Since the techniques used to obtain unauthorized access or to sabotage systems change frequently and are often not recognized until after they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

Risks Related to Intellectual Property

Our failure to adequately protect our intellectual property rights could impair our ability to compete effectively or defend ourselves from litigation, which could harm our business, financial condition, and results of operations.

Our success depends, in part, on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark, and trade secret laws, as well as confidentiality and non-disclosure agreements, and other contractual protections, to protect our technologies and proprietary know-how, all of which offer only limited protection. The steps we have taken to protect our intellectual property rights may not be adequate to prevent the misappropriation, infringement, or other violation of our proprietary information or infringement of our intellectual property rights, and our ability to prevent such misappropriation, infringement, or other violation is uncertain, particularly in countries outside of the United States. As of May 29, 2020, we had 64 issued U.S. patents, expiring generally between 2026 and 2038, and 28 pending U.S. patent applications (including three provisional applications). Our issued patents and pending patent applications generally relate to our MEMS fabrication process, MEMS resonators, circuits, packaging, and oscillator systems. We cannot assure you that any patents from any pending patent applications (or from any future patent applications) will be issued, and even if the pending patent applications are granted, the scope of the rights granted to us may not be meaningful or provide us with any commercial advantage. For example, these patents could be opposed, contested, circumvented, designed around by our competitors, be narrowed or declared invalid or unenforceable in judicial or administrative proceedings including re-examination, inter partes review, post-grant review, interference and derivation proceedings and equivalent proceedings in foreign jurisdictions, or be subject to ownership claims by third parties. The failure of our patents to adequately protect our technology might make it easier for our competitors to offer similar products or technologies. Our foreign patent protection is less comprehensive than our U.S. patent protection and may not protect our intellectual property rights in some countries where our products are sold or may be sold in the future. Many U.S.-based companies have encountered substantial third-party intellectual property infringement in foreign countries, including countries where we sell products. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If such an impermissible use of our intellectual property or trade secrets were to occur, our ability to sell our solutions at competitive prices may be adversely affected and our business, financial condition, and results of operations could be adversely affected.

The legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain and evolving. We cannot assure you that others will not develop or patent similar or superior technologies or solutions, or that our patents, trademarks, and other intellectual property will not be challenged, invalidated, or circumvented by others.

We also have a license to certain patents from Bosch relating to the design and manufacture of MEMS-based timing applications. The patent rights obtained under the license agreement expire between 2021 and 2029, and the license agreement expires upon expiration of the last patent licensed under the agreement. If we were to lose the benefit of these patents or other licensed technology used in our business, it could harm our business and our ability to compete.

We believe that the success of our business depends more on proprietary technology, information and processes, and know-how than on our patents or trademarks. Much of our proprietary information and technology related to manufacturing processes is not patented and may not be patentable.

Unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for doing so, which could harm our business. Monitoring unauthorized use of our intellectual property is difficult and costly. It is possible that unauthorized use of our intellectual property may have occurred or may occur without our knowledge. We cannot assure you that the steps we have taken will prevent unauthorized use of our intellectual property, or that others will not develop technologies similar or superior to our technology or design around our intellectual property. Our failure to effectively protect our intellectual property could reduce the value of our technology in licensing arrangements or in cross-licensing negotiations.

In addition, we also rely on contractual protections with our customers, suppliers, distributors, employees, and consultants, and we implement security measures designed to protect our trade secrets and know-how. However, we cannot assure you that we have entered into such agreements with every such party, that these contractual protections and security measures will not be breached, that we will have adequate remedies for any such breach, or that our customers, suppliers, distributors, employees, or consultants will not assert rights to intellectual property or damages arising out of such contracts.

We may in the future need to initiate infringement claims or litigation in order to try to protect or enforce our intellectual property rights. Litigation, whether we are a plaintiff or a defendant, can be expensive and time-consuming and may divert the efforts of our management and other personnel, which could harm our business, whether or not such litigation results in a determination favorable to us. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, any enforcement of our patents or other intellectual property may provoke third parties to assert counterclaims against us. If we are unable to meaningfully protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, financial condition, results of operations, reputation, and competitive position could be harmed.

We may face intellectual property infringement, misappropriation, or other claims, which could be time-consuming and costly to defend or settle and which could result in the loss of significant rights and harm our relationships with our customers and distributors.

The semiconductor industry in which we operate is characterized by companies that hold patents and other intellectual property rights and vigorously pursue, protect, and enforce intellectual property rights. From time to time, third parties may assert against us and our customers and distributors their patent and other intellectual property rights to technologies that are important to our business. For example, in March 2019, VTT Technical Research Centre of Finland, Ltd. filed suit in the United States District Court for the Northern District of California alleging infringement by us of a patent. We have not accrued for a loss contingency relating to this matter. Any litigation, regardless of success or merit, could cause us to incur substantial expenses, reduce our sales, and divert the efforts of our management and other personnel. In the event we receive an adverse result in any litigation, we could be required to pay substantial damages, seek licenses from third parties, which may not be available on reasonable terms or at all, cease sale of products, expend significant resources to develop alternative technology, or discontinue the use of processes requiring the relevant technology. For more information regarding this matter, see “Business – Legal Proceedings.”

In addition, our commercial success depends upon our ability to manufacture and sell our products without infringing, misappropriating, or otherwise violating the intellectual property rights of others. Claims that our products, processes, or technology infringe, misappropriate, or otherwise violate third-party intellectual property rights, regardless of their merit or resolution, could be costly to defend or settle and could divert the efforts and attention of our management and other personnel. We may in the future, particularly as a public company with an increased profile and visibility, receive communications from others alleging our infringement, misappropriation, or other violation of patents, trade secrets, or other intellectual property rights. We cannot assure you that, if made, these claims will not be successful, and lawsuits resulting from such allegations, even if we believe they are invalid, could subject us to significant liability for damages, invalidate our proprietary rights, and prevent us from selling specific products. Moreover, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

Intellectual property claims could also harm our relationships with our customers or distributors and might deter future customers from doing business with us. We do not know whether we will prevail in any such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If any future proceedings result in an adverse outcome, we could be required to:

•	cease the manufacture, use or sale of the applicable products, processes, or technology;

•	pay substantial damages for infringement by us or our customers;

•	expend significant resources to develop non-infringing products, processes, or technology, which may not be successful;

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

•	cross-license our technology to a competitor to resolve an infringement claim, which could weaken our ability to compete with that competitor;

•	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property rights against others; or

•	pay substantial damages to our customers or end users to discontinue their use of or to replace infringing technology sold to them with non-infringing technology, if available.

Any of the foregoing results could adversely affect our business, financial condition, and results of operations.

Any potential dispute involving patents or other intellectual property could affect our customers, which could trigger our indemnification obligations to them and result in substantial expense to us.

In any potential dispute involving patents or other intellectual property, our customers could also become the target of litigation. Our agreements with customers and other third parties generally include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, or other liabilities relating to or arising from our solutions included in their products. Large indemnity payments or damage claims from contractual breach could harm our business, financial condition, and results of operations. From time to time, customers require us to indemnify or otherwise be liable to them for breach of confidentiality or failure to implement adequate security measures with respect to their intellectual property and trade secrets. Although we normally contractually limit our liability with respect to such obligations, we may still incur substantial liability related to them. Any litigation against our customers could trigger technical support and indemnification obligations under some of our agreements, which could result in substantial expense to us.

In addition, other customers or end customers with whom we do not have formal agreements requiring us to indemnify them may ask us to indemnify them if a claim is made as a condition to awarding future design wins to us. Because some of our customers are larger than we are and have greater resources than we do, they may be more likely to be the target of an infringement claim by third parties than we would be, which could increase our chances of becoming involved in a future lawsuit. If any such claims were to succeed, we might be forced to pay damages on behalf of our customers that could increase our expenses, disrupt our ability to sell our solutions and reduce our revenue. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other current and prospective customers and reduce demand for our solutions. In addition to the time and expense required for us to supply support or indemnification to our customers, any such litigation could severely disrupt or shut down the business of our customers, which in turn could hurt our relations with our customers and cause the sale of our products to decrease. Any of the foregoing could harm our business, financial condition, and results of operations.

Risks Related to MegaChips Corporation’s Ownership Position in Our Common Stock

As long as MegaChips controls us, your ability to influence matters requiring stockholder approval will be limited.

MegaChips owns 10,000,000 shares of our common stock, representing approximately 66.4% of our outstanding common stock as of March 31, 2020. After this offering, MegaChips will hold approximately 46.7% of our outstanding common stock, assuming no exercise of the underwriters’ option to purchase additional shares of common stock from us. For so long as MegaChips, its successors in interest, and its subsidiaries continue to hold the largest ownership position in our outstanding common stock, we expect MegaChips to continue to hold at least one out of seven seats on our board of directors, to be able to elect the members of our board of directors, and at any time replace our entire board of directors. After this offering, MegaChips will continue to be our largest stockholder. As a result, it will continue to have significant influence over us.

For example, as long as MegaChips continues to hold a significant or the largest ownership position in our outstanding common stock, MegaChips may have the ability to control or otherwise affect the outcome of any stockholder vote during this period. As a result, MegaChips will have the ability to exert significant influence over all matters affecting us, including:

•	through our board of directors, any determination with respect to our business plans and policies, including the appointment and removal of our officers;

•	any determinations with respect to mergers and other business combinations;

•	our acquisition or disposition of assets;

•	our financing activities;

•	the allocation of business opportunities that may be suitable for us and MegaChips;

•	the payment of dividends on our common stock; and

•	the number of shares available for issuance under our stock plans.

MegaChips’ voting control may discourage transactions involving a change of control of us, including transactions in which you as a holder of our common stock might otherwise receive a premium for your shares over the then current market price.

MegaChips is not prohibited from selling a controlling interest in us to a third party and may do so without your approval and without providing for a purchase of your shares of common stock. Accordingly, your shares of common stock may be worth less than they would be if MegaChips did not maintain voting control over us.

We may be impacted by risks associated with MegaChips and third parties may seek to hold us responsible for liabilities of MegaChips.

We may be negatively impacted by events affecting MegaChips. For example, if MegaChips were subject to shareholder or other litigation or takeover activity, it could disrupt our business and operations. In addition, third parties may seek to hold us responsible for MegaChips’ liabilities, particularly as a public company in the U.S. with an increased profile and visibility. However, if those liabilities are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from MegaChips. This in turn may adversely affect our business, financial condition, and results of operations. Further, we may also be subject to risks associated with changes in Japanese laws and regulations, which may impact us as a subsidiary of a Japanese company.

Our inability to resolve any disputes that arise between us and MegaChips with respect to our past and ongoing relationships may adversely affect our operating results.

Disputes may arise between MegaChips and us in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefit, indemnification, and other matters arising from our separation from MegaChips;

•	employee retention and recruiting;

•	business combinations involving us;

•	sales or distributions by MegaChips of our products;

•	sales or distributions by MegaChips of all or any portion of its ownership interest in us;

•	the nature, quality, and pricing of services MegaChips has agreed to provide us; and

•	business opportunities that may be attractive to both MegaChips and us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

We currently have a loan agreement with MegaChips. As of March 31, 2020, there is no outstanding balance under this loan (the “MegaChips Loan”). The MegaChips Loan bears interest at a rate equal to the interest rate at which MegaChips procured the funds from Sumitomo Mitsui Banking Corporation (“SMBC”), plus 0.09%. MegaChips has discretion whether to accept our request for a loan. We have also entered into a distribution agreement with MegaChips under which MegaChips has the exclusive right to promote, market, and sell our products in Japan as the exclusive distributor. The agreements we entered into with MegaChips may be amended upon agreement between the parties. Because we are controlled by MegaChips, we may not have the leverage to negotiate amendments to these agreements on terms as favorable to us compared to those we would negotiate with an unaffiliated third party.

In addition, MegaChips guarantees our obligations under our revolving line of credit with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“MUFG”), which has an aggregate principal amount of up to $50.0 million, and our revolving line of credit with SMBC which has an aggregate principal amount of up to $20.0 million. We may not have the leverage to negotiate terms favorable to us under these agreements, as we are no longer a wholly owned subsidiary of MegaChips. The maturity dates for the amounts outstanding under the MUFG revolving line of credit are as follows: $3.0 million with a maturity date of September 21, 2020, $9.0 million with a maturity date of March 24, 2021, and $38.0 million with a maturity date of June 10, 2020. We currently anticipate paying down and extending a portion of the amount due on June 10, 2020. The guaranty for the revolving line of credit with MUFG is set to expire by its terms on June 30, 2020, and automatically extends for one year unless MegaChips provides a 30-day notice of termination. There can be no assurance that such guaranty will be extended. If the MUFG revolving line of credit was no longer guaranteed by MegaChips, amounts outstanding under the revolving line of credit may be accelerated and we would likely need to obtain alternative sources of debt financing, possibly within a short time period. There can be no assurance that alternative sources of debt or other financing will be available when needed or on commercially reasonable or acceptable terms, if at all. If additional financing is not available when required or is not available on acceptable terms, it would harm our business, operating results, and financial condition.

There could be potential conflicts of interest between us and affiliates of MegaChips, which could impact our business and operating results.

Some of our directors and executive officers own MegaChips’ common stock and restricted stock units. In addition, some of our directors are executive officers and/or directors of MegaChips. Ownership of MegaChips securities by our directors and officers and the presence of executive officers or directors of MegaChips on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and MegaChips. For example, corporate opportunities may arise that concern both of our businesses, such as the potential acquisition of a particular business or technology that is complementary to both of our businesses. In addition, we have not established at this time any procedural mechanisms to address actual or perceived conflicts of interest of such directors and officers and expect that our board of directors, in the exercise of its fiduciary duties, will determine how to address any actual or perceived conflicts of interest on a case-by-case basis. If any corporate opportunity arises and if our directors and officers do not pursue it on our behalf pursuant to the provisions in our amended and restated certificate of incorporation, we may not become aware of, and may potentially lose, a significant business opportunity.

In addition, MegaChips is listed on the Tokyo Stock Exchange and is therefore subject to disclosure and reporting obligations in Japan that may vary from the disclosure and reporting obligations to which we are subject, as well as the timing of such disclosure and reporting obligations. For example, MegaChips may be required to include financial information regarding us in its consolidated financial statements prior to the time we may otherwise be required to file a periodic report relating to our financial information for a given fiscal period. This in turn may cause confusion for our common stockholders.

As long as MegaChips continues to hold a significant, or the largest, ownership position in our outstanding common stock, MegaChips could effectively control or otherwise exert significant influence over our board of directors, which in turn may create issues if and to the extent our interests and those of MegaChips diverge. Under these circumstances, persons who might otherwise accept our invitation to join our board of directors may decline.

We will cease to be a “controlled company” within the meaning of the Nasdaq listing rules after this offering. As a result, we would no longer be exempt from certain corporate governance requirements.

As long MegaChips’ holds more than 50% of the voting power for our board of directors, we will qualify as a “controlled company” within the meaning of the Nasdaq listing rules. Controlled companies are not required to comply with certain corporate governance rules that would otherwise apply to a listed company on Nasdaq, including the requirement that compensation committee and nominating and corporate governance committee be composed entirely of “independent” directors (as defined by the Nasdaq listing rules). Further, a controlled company’s board of directors is not required to include a majority of “independent” directors. When MegaChips ceases to own at least 50% of our outstanding common stock, as is expected after this offering, we will cease to be a controlled company and will no longer be exempt from such requirements.

Risks Related to Our Common Stock

Our stock price may be volatile and may decline, resulting in a loss of some or all of your investment.

The trading price and volume of our common stock is likely to be volatile and could fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our results of operations due to, among other things, changes in customer demand, product life cycles, pricing, ordering patterns, and unforeseen operating costs;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	announcements with respect to developments, status, and impact on us, our competitors, our constituents, and our suppliers of the COVID-19 global pandemic;

•

failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates or ratings by any securities analysts who follow us, or our failure to meet these estimates or the expectations of investors;

•	announcements by our significant customers of changes to their product offerings, business plans, or strategies;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in the semiconductor industry;

•	timing and seasonality of the end-market demand;

•	cyclical fluctuations in the semiconductor market;

•	price and volume fluctuations in the overall stock market from time to time, including as a result of trends in the economy as a whole;

•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•	new laws or regulations or new interpretations of existing laws, or regulations applicable to our business;

•	any major change in our management;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from war, incidents of terrorism, the COVID-19 pandemic or responses to these events.

In addition, the market for technology stocks and the stock markets in general have experienced extreme price and volume fluctuations. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business, financial condition, and results of operations.

Substantial future sales of our common stock could cause the market price of our common stock to decline.

The market price of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors, executive officers, and significant stockholders, including MegaChips, a large number of shares of our common stock becoming available for sale or the perception in the market that a holder or holders of a large number of shares intend to sell their shares. As of March 31, 2020, 15,060,619 shares of common stock were outstanding. Except as described below, all of the shares of our common stock are freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. Subject to the restrictions under Rule 144 under the Securities Act, approximately 10,200,000 shares of our common stock became eligible for sale beginning May 19, 2020 upon the expiration of market stand-off provisions or lock-up agreements entered into in connection with our initial public offering. The market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them.

Certain members of our management, including certain of our executive officers, purchased in the aggregate 86,923 shares of our common stock in our initial public offering. Any such shares purchased by individuals who are considered to be our affiliates cannot be freely resold in the public market as a result of restrictions under securities laws, but will be able to be sold following the expiration of the restrictions contained in the lock-up agreements described above that our executive officers and directors have entered into in connection with this offering and will be subject to Rule 144 limitations.

After this offering, MegaChips will hold 7,500,000 shares of our common stock. We have also registered shares of common stock that we may issue under our employee equity incentive plans. These shares may be sold freely in the public market upon issuance, subject to existing market stand-off or lock-up agreements and relevant vesting schedules.

If securities analysts or industry analysts downgrade our common stock, publish negative research or reports, or fail to publish reports about our business, our stock price and trading volume could decline.

The market price and trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our business and our market. If one or more analysts adversely change their recommendation regarding our stock or change their recommendation about our competitors’ stock, our stock price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets which in turn could cause our stock price or trading volume to decline. In addition, if our operating results fail to meet the expectations created by securities analysts’ reports, our stock price could decline.

We do not intend to pay dividends on our common stock so any returns will be limited to changes in the value of our common stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Although our existing loan agreements do not contain restrictions on our ability to pay dividends or make distributions, we may in the future amend our existing loan agreements or enter into agreements that contain such restrictions. Any return to stockholders will therefore be limited to the increase, if any, in our stock price, which may never occur.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a favorable return.

Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase the value of our business, which could cause our stock price to decline. See “Use of Proceeds.”

As a new investor, you will experience immediate and substantial dilution in the book value of the shares that you purchase in this offering.

The public offering price is substantially higher than the as adjusted net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchased our common stock in this offering, at the public offering price of $32.00 per share, you would experience an immediate dilution of $26.79 per share, the difference between the price per share you pay for our common stock and our as adjusted net tangible book value per share as of March 31, 2020, after giving effect to the issuance by us of 1,000,000 shares of our common stock in this offering, which does not include the underwriters’ option to purchase additional shares from us. See “Dilution.”

We might not be able to utilize a significant portion of our net operating loss carryforwards and research and development tax credit carryforwards.

As of December 31, 2019, we had U.S. federal and state net operating loss (“NOL”), carryforwards of approximately $156.5 million and $63.7 million, respectively, and U.S. federal and state research and development tax credit carryforwards of approximately $3.9 million and $3.6 million, respectively. The U.S. federal NOL carryforwards begin to expire in 2025 and the state NOL carryforwards begin to expire in 2028. The U.S. federal research and development tax credit carryforwards begin to expire in 2025 and the state research and development tax credit carryforwards carry forward indefinitely. These net operating loss and U.S. federal tax credit carryforwards could expire unused and/or be unavailable to offset future income tax liabilities. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of California state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We completed a Section 382 analysis and determined an ownership change occurred in 2014 and concluded that it had no impact on U.S. federal and California net operating losses or on U.S. federal research and development credits. Our recent initial public offering did not result in a change in ownership of greater than 50%. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. If we determine that an ownership change has occurred and our ability to use our historical net operating loss and tax credit carryforwards is materially limited, it would harm our future business, financial condition, and results of operations by effectively increasing our future tax obligations. In addition, under the Tax Act, federal NOLs incurred in 2018 and in future years may be carried forward indefinitely but generally may not be carried back and the deductibility of such NOLs is limited to 80% of taxable income.

On March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security Act” (“CARES Act”) was signed into law as a result of the COVID-19 pandemic. The new legislation includes a number of income tax provisions applicable to individuals and businesses. In addition, governments around the world have enacted or implemented various forms of tax relief measures in response to the economic conditions in the wake of the COVID-19 pandemic. Although, due to our historical net operating losses incurred in the U.S., the CARES Act did not have a material impact on our condensed consolidated financial statements as of March 31, 2020, we continue to examine the elements of the CARES Act and other changes in tax laws and regulations and the impact they may have on us in the future.

Our actual operating results may not meet our guidance and expectations, which would likely cause our stock price to decline.

From time to time, we may release guidance in our earnings releases, earnings conference calls, or otherwise, regarding our future performance that represent our management’s estimates as of the date of release. If given, this guidance, which will include forward-looking statements, will be based on projections prepared by our management. Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control, such as the uncertainty around the impact of the COVID-19 pandemic. The principal reason that we expect to release guidance is to provide a basis for our management to discuss our business outlook with analysts and stockholders. With or without our guidance, analysts, and other third parties may publish expectations regarding our business, financial condition, and results of operations. We do not accept any responsibility for any projections or reports published by any such third parties. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. If our actual performance does not meet or exceed our guidance or expectations, the trading price of our common stock is likely to decline.

We incur increased costs and demands on management as a result of compliance with laws and regulations applicable to public companies, which could harm our operating results.

As a public company we incur significant legal, accounting, and other expenses, including costs associated with public company reporting requirements. Our management team and other personnel will need to devote a substantial amount of time to, and we may not effectively or efficiently manage our transition into a public company.

We intend to hire additional accounting and finance personnel with system implementation experience and expertise regarding compliance with the Sarbanes-Oxley Act. We may be unable to locate and hire qualified professionals with requisite technical and public company experience when and as needed. In addition, new employees will require time and training to learn our business and operating processes and procedures. If we are unable to recruit and retain additional finance personnel or if our finance and accounting team is unable for any reason to respond adequately to the increased demands that will result from being a public company, the quality and timeliness of our financial reporting may suffer, which could result in the identification of material weaknesses in our internal controls. Any consequences resulting from inaccuracies or delays in our reported financial statements could cause our stock price to decline and could harm our business, financial condition, and results of operations.

If we fail to strengthen our financial reporting systems, infrastructure, and internal control over financial reporting to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to report our financial results timely and accurately or prevent fraud. We expect to incur significant expense and devote substantial management effort toward ensuring compliance with Section 404 of the Sarbanes-Oxley Act (“Section 404”).

As a public company, we are subject to additional regulatory compliance requirements, including Section 404, and if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Rules and regulations such as the Sarbanes-Oxley Act have increased our legal and finance compliance costs and made some activities more time-consuming and costly. For example, Section 404 requires that our management report on, and our independent auditors attest to, the effectiveness of our internal control structure and procedures for financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company,” as defined in the JOBS Act. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. We may not be able to successfully complete the procedures and certification and attestation requirements of Section 404 by the time we will be required to do so. Implementing these changes may take a significant amount of time and may require specific compliance training of our personnel. In the future, we may discover areas of our internal controls that need improvement. If our auditors or we discover a material weakness or significant deficiency, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our consolidated financial statements and harm our stock price. Any inability to provide reliable financial reports or prevent fraud would harm our business. We may not be able to effectively and timely implement necessary control changes and employee training to ensure continued compliance with the Sarbanes-Oxley Act and other regulatory and reporting requirements. If we fail to successfully complete the procedures and certification and attestation requirements of Section 404, or if in the future our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determines that our internal controls over financial reporting are not effective as defined under Section 404, we could be subject to investigations or sanctions by Nasdaq, the SEC or other regulatory authorities. Furthermore, perceptions of the company may suffer, and this could cause a decline in the market price of our shares of common stock. We cannot assure you that we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management or, when applicable, our auditors will conclude that our internal controls are effective in future periods. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. We intend to take advantage of certain exemptions under the JOBS Act from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We may take advantage of these exemptions for up to five years or until we are no longer an “emerging growth company,” whichever is earlier.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded to emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management, and limit the market price of our common stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws include provisions that:

•

authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the Chairman of our board of directors, or our Chief Executive Officer;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that our directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled by a majority of directors then in office, even if less than a quorum; and

•

require the approval of our board of directors or the holders of at least 66 2/3% of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. Any delay or prevention of a change of control transaction or changes in our management could cause our stock price to decline.

Our bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain what they believe to be a favorable judicial forum for disputes with us or our directors, officers, or other employees.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (d) any action asserting a claim against us governed by the internal affairs doctrine. Section 27 of the Securities Exchange Act of 1934, or the Exchange Act, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in our capital stock shall be deemed to have notice of and consented to the provisions of our bylaws described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, or other employees. Alternatively, if a court were to find these provisions of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, and results of operations and result in a diversion of the time and resources of our management and board of directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objectives,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	our customer relationships and our ability to retain and expand our customer relationships and to achieve design wins;

•	the success, cost, and timing of new products;

•	our plans to introduce products into the clock IC market;

•	our ability to address market and customer demands and to timely develop new or enhanced solutions to meet those demands;

•	anticipated trends, challenges and growth in our business and the markets in which we operate, including pricing expectations;

•	the potential impact of the COVID-19 pandemic on our business and the businesses of our suppliers and customers;

•	our expectations regarding our revenue, gross margin, and expenses;

•	the impact of the COVID-19 pandemic on our revenue and other operating results, liquidity, and cash flows, and our anticipated responses thereto;

•	expected impact of new legislation and IRS guidance issued in response to the COVID-19 pandemic;

•

our belief as to the sufficiency of our existing cash and cash equivalents and funds available for borrowing under our credit facilities to meet our cash needs for at least the next 12 months and our future capital requirements over the longer term, including the potential impact of the COVID-19 pandemic thereon;

•	our expectations regarding dependence on our largest customer;

•	the size and growth potential of the markets for our solutions, and our ability to serve and expand our presence in those markets;

•

our plans to expand sales and marketing efforts through increased collaboration with our distributors, resellers, and contracted sales representatives, and our plans to introduce a self-service web portal as well as digital marketing campaigns for branding and lead generation;

•	our goal to become the leading timing solution provider for advanced and challenging applications;

•	our positioning of being designed into current systems as well as future products;

•	our belief that our advanced packaging designs can fit in the smallest footprints in the industry;

•	our expectations regarding competition in our existing and new markets;

•	regulatory developments in the United States and foreign countries;

•	the performance of our third-party suppliers and manufacturers;

•	our and our customers’ ability to respond successfully to technological or industry developments;

•	our ability to attract and retain key management personnel;

•	intellectual property and related litigation;

•	the adequacy and availability of our leased facilities;

•	the accuracy of our estimates regarding capital requirements, expectations regarding renewal of loans, and needs for additional financing;

•	our relationship with, and ownership percentage of, MegaChips;

•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act; and

•	our expectations regarding our ability to obtain, maintain, protect, and enforce intellectual property protection for our technology.

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys, and studies conducted by third parties, as well as estimates by our management based on such data. All of the market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. We believe that the information from these industry publications, surveys, and studies is reliable; however, our business is subject to a high degree of risk. See “Risk Factors” for additional information regarding risks that could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Certain information in this prospectus is contained in independent industry publications. The source of these independent industry publications is provided below:

1.	Dedalus Consulting, Frequency Control Components, Global Markets, End-Users, Applications & Competitors: Analysis & Forecasts, Publication Date: May 2019.

2.	Gartner, Starting Now, Supply Chain Leaders Should Assess the Potential for 5G Mobile Communications Networks, Publication Date: May 2019.

3.	IDC, Worldwide 5G Network Infrastructure Forecast, 2018-2022, Publication Date: November 2018.

4.	IHS Markit, 8 in 2018: The Top Transformative Technologies to Watch This Year, Publication Date: January 2018.

5.	Toyota Motor Corporation, Industry Leaders to Form Consortium for Network and Computing Infrastructure of Automotive Big Data, Publication Date: August 2017.

6.	Yole Développement, Status of the MEMS Industry 2019, Publication Date: June 2019.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $29.3 million (or approximately $45.1 million if the underwriters’ option to purchase additional shares is exercised in full) from the sale of the 1,000,000 shares of common stock offered by us in this offering, based on the public offering price of $32.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

Our expected use of the net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon completion of this offering, or the amounts that we will actually spend on the uses set forth below. We currently intend to use the net proceeds to us from this offering towards the repayment of our outstanding indebtedness. As indicated below, we intend to repay or renegotiate our outstanding bank loan facilities and expect to terminate our credit facility with MegaChips. To the extent we are successful in renegotiating those loans and have remaining net proceeds, we intend to use such net proceeds for general corporate purposes, including working capital, sales and marketing activities, product development, general and administrative matters and capital expenditures, although we do not currently have any specific plans with respect to the use of proceeds for such purposes. We also may use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. However, we do not have agreements, commitments, or plans for any specific acquisitions at this time.

We expect to repay or renegotiate our outstanding credit agreement with MUFG. We currently have $50.0 million of outstanding indebtedness under our revolving line of credit agreement with MUFG. If we were to repay all or any portion of our outstanding indebtedness, we expect to use the proceeds from this offering, together with existing cash on hand, to do so. On August 31, 2015, we entered into a revolving line of credit agreement with MUFG with an aggregate principal amount of up to $20.0 million, which was subsequently increased to $50.0 million, of which $50.0 million was outstanding as of March 31, 2020. The original term of the revolving line of credit was June 30, 2017, which was subsequently renewed. On June 28, 2019, we renewed our agreement with MUFG with a new term of June 30, 2020. Interest under the revolving line of credit is calculated at MUFG’s prevailing prime rate plus a margin of 2 percentage points which would be agreed by us at the time each loan was made. The interest rates on these loans vary depending on the date and term of each loan. Interest is due for payment on the maturity date of each loan. The interest rates and maturity dates for the amounts outstanding under the revolving line of credit are as follows: $3.0 million at annual interest rate of 2.46% with a maturity date of September 21, 2020, $9.0 million at an annual interest rate of 2.37% with a maturity date of March 24, 2021, and $38.0 million at an annual interest rate of 2.97% with a maturity date of June 10, 2020. On June 10, 2020, we paid off the $38.0 million due on such date and drew down $23.0 million under the MUFG revolving line of credit. The MUFG revolving line of credit is currently guaranteed by MegaChips. The maturity dates may be accelerated upon certain events, including those set forth below or if MCC were to no longer guarantee the amounts outstanding under the MUFG revolving line of credit. The amounts borrowed under the MUFG revolving line of credit agreement have been used for general working capital purposes.

We intend to terminate our $20.0 million revolving line of credit with SMBC, which is also guaranteed by MegaChips. We also intend to terminate our $30.0 million loan agreement with MegaChips. We currently do not have any amounts drawn under either of these two credit facilities.

Pending the uses described above, we intend to invest the net proceeds from this offering in short term, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to gain access to additional financing and the relative success and cost of our research and development programs. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue certain development activities if the net proceeds from this offering and any other sources of cash are less than expected.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects, and other factors our board of directors may deem relevant. Although our existing loan agreements do not contain restrictions on our ability to pay dividends or make distributions, we may in the future amend our existing loan agreements or enter into new credit facilities that contain such restrictions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and our capitalization as of March 31, 2020:

•	on an actual basis; and

•

on an as adjusted basis, giving effect to the sale of 1,000,000 shares of our common stock by us in this offering at the public offering price of $32.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference in this prospectus.

	As of March 31, 2020
	Actual	As Adjusted
	(unaudited)
	(in thousands, except share and per share data)

Cash and cash equivalents	$71,248	$100,498

Loan obligations	$50,000	$50,000
Stockholders’ equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized and no shares issued or outstanding, actual and as adjusted	—	—
Common stock, $0.0001 par value: 200,000,000 shares authorized, 15,060,619 shares issued and outstanding, actual; and 16,060,619 shares issued and outstanding, as adjusted	2	2
Additional paid-in capital	117,129	146,379
Accumulated deficit	(59,117)	(59,117)
Total stockholders’ equity	58,014	87,264

Total capitalization	$108,014	$137,264

Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 15,060,619 shares of common stock outstanding as of March 31, 2020, and excludes, as of March 31, 2020, 2,915,268 unvested restricted stock units and 711,556 shares of our common stock reserved for future issuance under the 2019 Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2019 Plan.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value (deficit) as of March 31, 2020, was approximately $54.4 million, or $3.61 per share of our common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Historical net tangible book value (deficit) per share is our historical net tangible book value (deficit) divided by the number of shares of common stock outstanding as of March 31, 2020.

As adjusted net tangible book value is our net tangible book value (deficit), plus the effect of the sale of 1,000,000 shares of our common stock in this offering at the public offering price of $32.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This amount represents an immediate increase in the as adjusted net tangible book value of $1.60 per share to our existing stockholders, and an immediate dilution of $26.79 per share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis:

Public offering price per share		$32.00
Net tangible book value per share as of March 31, 2020	$3.61
Increase in as adjusted net tangible book value per share attributable to investors participating in this offering	1.60

As adjusted net tangible book value per share after giving effect to this offering		5.21

As adjusted dilution per share to investors participating in this offering		$26.79

If the underwriters exercise their option to purchase additional shares from us in full, the as adjusted net tangible book value will increase to $6.00 per share, representing an immediate increase in the as adjusted net tangible book value to our existing stockholders of $0.79 per share, and an immediate decrease of dilution of $0.79 per share to new investors participating in this offering.

The following table summarizes, on an as adjusted basis as of March 31, 2020, the number of shares purchased or to be purchased from us, the total consideration paid or to be paid to us, and the average price per share paid to us by our existing stockholders and paid us to by investors participating in this offering at the public offering price of $32.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The table below shows the average price per share investors participating in this offering will pay compared to our existing stockholders.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	15,060,619	93.8%	$264,285,000	89.2%	$17.55
New investors purchasing shares from us in this offering	1,000,000	6.2	32,000,000	10.8	$32.00

Total	16,060,619	100%	$296,285,000	100%

The table above assumes no exercise of the underwriters’ option to purchase up to an additional 525,000 shares from us in this offering. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares of our common stock held by the existing stockholders would be reduced to 90.8% of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors purchasing shares from us in the offering would be increased to 9.2% of the total number of shares outstanding after this offering.

The foregoing discussion and table are based on 15,060,619 shares of common stock outstanding as of March 31, 2020, and excludes, as of March 31, 2020, 2,915,268 unvested restricted stock units and 711,556 shares of our common stock reserved for future issuance under the 2019 Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2019 Plan.

We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

BUSINESS

Our Mission

Our mission is to be the preeminent timing systems solutions provider for today’s electronics and tomorrow’s technological advances by providing the highest performance timing solutions.

Company Overview

We are a leading provider of silicon timing solutions. Our timing solutions are the heartbeat of our customers’ electronic systems, solving complex timing problems and helping to enable our customers to develop industry-leading products. Our current solutions include various types of oscillators, as well as resonators and clock integrated circuits (“ICs”). We are focused on designing system-level timing solutions based entirely on silicon, in contrast to legacy quartz-based timing solutions, and designing and producing all components of a timing solution. We offer products differentiated by high performance and reliability, programmability, small size, low power consumption, temperature stability, and resilience to mechanical shock and vibration, at an optimum price. Our silicon-based timing solutions are designed to be resilient to extreme environmental interference. For Internet of Things (“IoT”) products, our silicon-based timing solutions have the advantage of offering high performance at low power consumption and size as our customers fit more functionality into smaller devices. For the automotive market, our solutions can be utilized in advanced driver assistance systems (“ADAS”) for self-driving cars, which require increased timing accuracy. We design sophisticated system-level timing solutions based entirely on silicon technology. Our all-silicon solutions are based on three fundamental areas of expertise: Microelectro mechanical systems (“MEMS”), analog mixed-signal design capabilities, and advanced system-level integration expertise.

Timing solutions constitute a vital component of every electronic system. They ensure that the systems run reliably by providing a precise timing signal tailored to specific application requirements. We believe legacy timing products, which are almost exclusively based on quartz technology, have many inherent limitations and have failed to keep pace with the rate of innovation in the electronics industry. To solve our customers’ timing challenges, we focus on designing sophisticated system-level timing solutions based entirely on silicon technology. Our customers turn to us for our system-level expertise that allows us to integrate numerous timing building blocks into a single system, which in turn enables us to optimize performance with minimal lead times.

We view timing solutions through a historical lens. For over 250 years, timing solutions have focused on providing increased accuracy under harsh environmental conditions, while also accommodating the increasing need for smaller sizes, greater portability, and lower cost. As electronics continue to evolve at a rapid pace, suppliers require increasingly advanced timing solutions to solve performance, reliability, power, and size challenges in applications ranging from large, high-power equipment to small, low-power, battery-operated devices. For example, as communication networks move to next-generation 5G speeds, network operators are creating even denser networks that operate with higher frequencies, tighter channels, and shorter range radios, requiring up to ten times more resistance to shock and vibration. Our silicon-based timing solutions are designed to be resilient to extreme environmental interference. For IoT products, we believe our silicon-based timing solutions have the advantage of offering high performance at optimal power consumption and size as our customers fit more functionality into smaller devices. For the automotive market, our solutions can be utilized in advanced driver assistance systems for self-driving cars, which require increased timing accuracy.

Substantially all of our revenue to date has been derived from sales of oscillator systems across our target end markets. We generated modest revenue from sales of our resonators in 2018 and 2019, and began sampling our first clock IC to customers in 2019. We seek to aggressively expand our presence in these two markets. The market for standalone resonators and clock ICs represents approximately 51% of our $7.7 billion total addressable market, based on estimates by Dedalus Consulting and our internal estimates.

We operate a fabless business model, allowing us to focus on the design, sales, and marketing of our products, quickly scale production, and significantly reduce our capital expenditures. We leverage our internal direct sales force as well as our global network of distributors and resellers to address the broad set of end markets we serve. For our largest accounts, dedicated sales personnel work with the end customer to ensure that our solutions address the end customer’s timing needs. Our smaller customers work directly with our distributors to select the optimum timing solution for their needs. For the years ended December 31, 2018 and 2019, our revenue was $85.2 million and $84.1 million, respectively. For the three months ended March 31, 2020, we generated revenue of $21.7 million. We had a net loss of $6.6 million and $5.1 million for the year ended December 31, 2019 and the three months ended March 31, 2020, respectively. Upon completion of this offering, MegaChips will be our largest stockholder and is expected to hold approximately 46.7% of the outstanding shares of our common stock immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares from us.

Industry Background

Timing Solutions Enable Innovation and are Rapidly Evolving

The ability to accurately measure and reference time has been essential to many of humankind’s greatest inventions and technological progress. Timing technology has continued to evolve over centuries, forming a critical aspect of broader technological advancement. Timing is the heartbeat of every digital electronic system, ensuring that the system runs smoothly and reliably by providing and distributing clock signals to various critical components such as CPUs, communication and interface chips, and radio frequency components. As electronics are expected to operate at higher performance levels in increasingly challenging environments, while also being more complex and footprint-constrained, we believe they will require more sophisticated timing solutions. For example, as 5G communications networks mature, we expect that they will require higher precision from a greater number of oscillators and timing devices.

Key Building Blocks of Timing Solutions

Timing solutions are comprised of three key building blocks: resonators, oscillators, and clock ICs. While simpler systems generally require only an external resonator coupled with a basic embedded oscillator circuit, more complex systems require advanced timing solutions that may integrate a variety of resonators, oscillators, and clock ICs in a single chip package. The complexity of these timing solutions increases significantly when the performance requirements of the systems that use them increase, such as electronic systems required to support the 5G communication network infrastructure.

The key building blocks of SiTime’s timing solutions are:

•	Resonators – mechanical silicon structures that vibrate at a precise frequency and provide the core accuracy and stability in oscillator systems;

•	Oscillators – active systems that combine resonators with analog mixed-signal ICs that cause the resonators to vibrate, generating accurate clock signals; and

•

Clock ICs – integrated analog mixed-signal circuits such as phase-locked loops (“PLLs”), clock dividers, and drivers. Clock ICs require resonators and oscillators for timing references and may integrate these components into complex systems.

These three building blocks may be used individually or in combination, depending on the end product’s performance, price, and size requirements.

Limitations of Legacy Quartz-based Solutions

For the past 70 years, quartz crystal has been the predominant technology of choice for resonators and will continue to play a role in the timing market. In a quartz oscillator, a quartz crystal resonator is paired with a silicon-based clock IC in a ceramic package. However, quartz timing devices, largely unchanged in decades, have many inherent limitations, including limited frequency ranges, sensitivity to vibration and mechanical shock, susceptibility to frequency jumps at particular temperatures, and limited programmability. In addition, quartz devices must be housed in ceramic packaging, and thus are difficult to integrate into standard semiconductor packages and require dedicated quartz manufacturing facilities. Quartz products also require relatively long lead times due to the need to specify various characteristics well in advance of production, without the ability to reconfigure them during the design cycle. In addition, as electronic systems become more complex, feature-rich, and robust, they require more sophisticated timing systems that can seamlessly integrate a variety of resonators, oscillators, and clock ICs in various system-level combinations. This seamless integration is more difficult with legacy quartz systems.

Silicon Timing Solutions Poised to Disrupt the Market

In recent years, advances in silicon-based manufacturing and packaging techniques have allowed the development of alternatives to quartz crystal technology. We believe that silicon MEMS is an ideal process technology for resonator design. Specifically, its ability to integrate with other circuits in standard semiconductor packages has made scalable standard silicon manufacturing possible for resonator and broader timing technology. MEMS and silicon-based technologies are able to operate in a wide range of frequencies, are more resistant to vibration, mechanical shock, and temperature changes, and are less susceptible to frequency jumps. These technologies are also inherently well-suited to produce timing solutions that are small in size, and offer high performance, robustness, and programmability. Timing solutions based on these technologies can be manufactured using fabless semiconductor processes and capacity, allowing for cost-effective high-volume manufacturing.

Significant Market Opportunity for Timing Solutions

According to Dedalus Consulting and our estimates, the global timing market was over $7.7 billion as of 2018 and is expected to grow to $10.1 billion by 2024. Dedalus Consulting estimates that oscillators and standalone resonators represented approximately $3.8 billion and $2.9 billion total addressable markets, respectively, as of 2018. Based on our internal estimates, we believe clock ICs represent an approximate $1.0 billion total addressable market. As a subset of the broader timing market, the market for MEMS oscillators is projected to grow from $0.1 billion in 2018 to $0.6 billion by 2024, representing a CAGR of 35.2%, according to Yole Développement.

The Opportunity for Advanced Solutions

From high-power network infrastructure equipment to low-power battery-operated devices, precise timing solutions enable virtually all electronics. The complexity of such timing solutions increases significantly with the performance requirements of the systems in which they are used. Below are some examples of end markets where we believe our silicon-based timing is enabling greater functionality than legacy solutions:

Telecommunications, Enterprise, and Cloud Infrastructure

Communications infrastructure equipment used in wireless base stations, wired infrastructure equipment, enterprise networks, and cloud data centers must provide high performance and stability in demanding environments, which may include temperature fluctuations, mechanical shocks, and vibration. If the timing solution within the equipment fails, networks can shut down, leading to service disruptions and higher operating costs. IDC estimates that the worldwide 5G network infrastructure market is expected to be $26 billion by 2022. According to Gartner, “Recent reports on 5G pilots and testing have identified a wide range of projected data throughput speeds ranging from 10 times up to 1,000 times faster than 4G. Other reports estimate ranges of one to 10 gigabytes per second.” Existing quartz-based timing technology requires expensive technology and significantly higher power requirements. With higher frequencies, tighter channels, and shorter range radios in wireless base stations, we believe there will be a greater demand for high-quality silicon-based timing solutions that perform well in demanding and harsh environments with lower power consumption. We believe silicon-based timing solutions also perform well in wired telecom, enterprise, and data center networks, ensuring synchronized performance levels at higher transmission speeds.

Industrial

Industrial equipment, ranging from factory machinery to medical devices, is often exposed to environments characterized by temperature fluctuation, mechanical shocks, and vibration. If the timing solution fails, many mission-critical processes can be disrupted, such as manufacturing processes or automated medical procedures. Increasing automation and proliferation of robotics will only amplify the need for stable timing in mission-critical applications. We believe silicon-based timing solutions can perform better than legacy quartz-based solutions in demanding industrial environments at comparable cost and with lower power consumption.

Automotive

For automotive applications, timing technology must perform well and be reliable over the life of an automobile in an environment characterized by vibration, mechanical shocks, electromagnetic interference, wide temperature ranges, and rapid temperature change. The growing electrification and advancement of self-driving technologies will continue to increase the requirements for timing devices. Toyota estimates that the “data volume between vehicles and the cloud will reach 10 exabytes per month around 2025, approximately 10,000 times larger than the present volume.” These communication systems will require precise timing. We believe silicon-based timing can address many of the challenges associated with this demanding automotive ecosystem due to increased resilience to shock and vibration and the ability to operate in extreme temperatures.

IoT and Mobile

The IoT revolution will enable the proliferation of billions of internet-connected devices in industrial and consumer applications. According to IHS Markit, the global installed base of IoT devices will increase from 27 billion in 2017 to 73 billion in 2025. These devices can range from personal wearable devices to electronics embedded in appliances and industrial machinery. Many of these devices need to package a significant amount of electronics in a limited battery-powered and size-constrained envelope, while still requiring high performance and high accuracy. Due to the ability to integrate with ICs, we believe silicon-based timing solutions are well-suited to optimize footprint, reliability, and power consumption of the overall system within IoT and mobile devices.

Aerospace and Defense

Timing devices used in aerospace and defense applications such as rockets and satellites need to withstand extreme vibration forces and temperature gradients during operation. Quartz-based solutions can be impacted by extreme vibrating forces acting on the whole system. MEMS timing devices are well-suited for these applications, as they provide up to 40 times better stability under vibration than comparable quartz-based solutions.

Our Solutions and Technology

To solve our customers’ timing challenges, we focus on designing sophisticated system-level timing solutions based entirely on silicon technology. Our customers turn to us for our system-level expertise that allows us to integrate numerous timing building blocks into a single system, thereby optimizing performance, cost, and board space. As the performance requirements of electronic systems become more demanding and the design more complex, we believe we provide an important value proposition to our customers by helping them solve their most difficult system-level timing challenges.

Our silicon timing solutions are comprised of:

•

MEMS resonators: We pioneered the MEMS-based timing industry with the MEMS First™, EpiSeal™, and TempFlat™ processes. These manufacturing and packaging processes have allowed the hermetically-sealed resonator die to be housed in industry-standard, low-cost plastic packages. These processes improve resonator stability, increase quality and reliability, and decrease aging effects. We believe our MEMS resonators are easy to integrate into silicon-based oscillators and clock ICs, and allow us to develop tightly-integrated high performance timing solutions.

•

Clock ICs: We have a dedicated analog and mixed-signal engineering team focused on the most complex challenges related to oscillators and clock ICs. Our analog mixed-signal technologies include several innovative low-noise circuit-based oscillators, high-performance PLLs, low-noise data converters, and precision low-aging reference circuits. Many of our oscillators use temperature sensing to maximize frequency stability. Our low-power nano-ampere and high-resolution DualMEMS™ micro-kelvin-resolution sensing technologies stabilize our timing solutions despite rapid temperature changes. We also offer what we consider to be leading solutions across a range of attributes, including Allan deviation, power supply noise rejection, temperature-sensing resolution, and integrated phase jitter.

•

Advanced system-level integration: We have extensive know-how in integrating various timing components into elegant system-level solutions. Our ability to integrate MEMS-based devices with analog mixed-signal products allows us to develop oscillators and clock ICs in diverse permutations, which helps us solve difficult timing challenges. Using advanced packaging designs, we believe we can design our products to fit in the smallest footprints in the industry.

We design each key building block of the timing system, from MEMS resonators to oscillator circuits to clock ICs. Our ability to combine our MEMS resonators with analog-mixed signal components in a fabless semiconductor supply chain allows us to build full timing solutions from the ground up, enabling our customers to focus on their core expertise.

Our solutions are programmable across multiple characteristics including frequencies, stability metrics, voltage parameters, and temperature ranges, among others. The inherent efficiency of our programmable platform allows us to replace legacy products with solutions that we believe are superior in performance at comparable cost, and to deliver differentiated timing solutions for our customers’ next-generation products.

Our Competitive Strengths

•

High performance: Our portfolio of silicon-based MEMS timing products allows us to provide our customers with high performance solutions across a wide range of attributes including stability over temperature, vibration, phase jitter, and other metrics.

•

Small size: Our solutions have a small footprint and package size, optimizing the end customer’s board area. Additionally, many of our products have a lower package height which is important for many systems.

•	Low power: Our solutions operate at ultra-low power levels and are well-suited for portable battery-operated applications.

•

Programmability: Our devices are configurable across a wide range of parameters, including frequency, stability metrics, voltage parameters, and temperature ranges, among others, resulting in design flexibility for the customer, and enabling us to produce a vast number of custom timing products on demand with short lead times.

•

High quality and reliability: The combination of our design and manufacturing processes enables us to produce high quality products with long-term reliability. Our solutions offer low sensitivity to electromagnetic energy, mechanical shock, vibration, airflow, and temperature gradient.

•

Flexible integration: Our MEMS resonators and clock ICs allow a wide range of packaging and integration methodologies to support various levels of size, cost, and electrical, thermal, and mechanical performance.

•

Leveraged product development: Our solutions employ different combinations of MEMS and circuit components, enabling us to generate a vast number of custom part numbers, including over 30,000 uniquely programmable part numbers shipped as of December 31, 2019.

•	Rapid time to market: Our solutions can typically be delivered within weeks of initial configuration, enabling us to reduce our end customers’ time to market.

Our Strategy

Our objective is to be the leading timing solution provider for advanced and challenging applications. Our solutions not only displace existing products by providing improved performance across a range of operational attributes, but also enable our customers to develop next-generation devices by providing high performance timing solutions at affordable price points. Key elements of our strategy include:

•

Extend our silicon-based timing leadership. We intend to continue driving innovation in the timing market and working with our ecosystem partners to help set the timing standards of the future. We plan to improve the performance of our current solution suite across a variety of key metrics, including size, power, frequency stability, phase noise, and signal quality, while adding new functionality.

•

Advocate benefits of silicon technology. We intend to continue to educate current and prospective customers about the benefits of our silicon timing systems solutions relative to their existing and future products.

•

Identify and promote new and emerging applications for our technologies. We intend to continue to collaborate with our end customers to identify timing challenges related to their product roadmaps and to develop innovative solutions to help them realize these products.

•

Enable future technology innovation. We plan to continue to apply our MEMS analog and mixed-signal, and systems expertise, as well as partner with leading technology companies to develop innovative products.

•

Broaden our product portfolio. We intend to continue to broaden our product portfolio by offering additional varieties of oscillators, expanding our business in standalone resonators, and entering the clock IC market.

•

Continue to attract and acquire new customers. We intend to expand our end customer base by focusing on direct dialogue with large strategic accounts as well as partnerships with large distributors and resellers. We believe this multi-track strategy will allow us to provide differentiated solutions to a broad array of customers.

•

Drive margin expansion of our products. We intend to use our technological expertise to deliver higher value and higher margin products. In addition, we intend to continue to reduce our costs through operational improvements and supply-chain management initiatives.

•

Offer value on business metrics. In addition to differentiating our solutions based on technical features and value, we also intend to provide value to our customers on business metrics by leveraging our fabless semiconductor infrastructure. These benefits may include shorter lead times, higher quality and reliability, and therefore lower cost of ownership for the end customer.

Our Products

Our silicon timing products are designed to address a wide range of applications across a broad array of end markets. Our product portfolio encompasses oscillators and standalone resonators. We also began sampling clock

ICs in the second quarter of 2019. The programmability of our product platforms enables us to generate solutions quickly to customer specifications, as evidenced by over 30,000 of our part numbers shipped as of December 31, 2019 derived from 65 product platforms, including 9 in MEMS, 16 in complementary metal-oxide semiconductors (“CMOS”) ICs, and 20 packaging options.

Today, we primarily supply oscillator products that are comprised of a MEMS resonator and a clock IC that are integrated into a package. The following table illustrates our current portfolio of promoted products by target end market:

Our Customers

We primarily sell our timing products to distributors and resellers, who in turn sell our products to our end customers. We work closely with our end customers throughout their design cycles and are able to develop long-term relationships as our technology becomes embedded in their products. As a result, we believe we are well-positioned to be designed into their current systems and to develop next generation solutions for their future products.

Quantek directly accounted for 22% and 20% of our revenue for the years ended December 31, 2019 and 2018, respectively, Arrow directly accounted for 19% and 18% of our revenue for the years ended December 31, 2019 and 2018, respectively, and Pernas directly accounted for 17% and 27% of our revenue for the years ended December 31, 2019 and 2018, respectively. Other than Quantek, Arrow, and Pernas, no other single customer accounted for more than 10% of our revenue in the years ended December 31, 2019 and December 31, 2018.

We primarily sell to distributors and resellers who identify the end customers that are purchasing our products. Based on the sell-through information provided to us, we believe that the majority of our products sold to Pernas and Quantek are in turn incorporated into products of Apple, our largest end customer. As a result, we believe revenue attributable to our largest end customer accounted for approximately 35% and 40% of our revenue for the years ended December 31, 2019 and 2018, respectively.

Sales and Marketing

Our customers’ design cycle from initial engagement to volume shipment typically ranges from six months to three years, with product life cycles of ten years or more. For many of our products, early engagement with our customers’ technical staff is critical for success. To ensure an adequate level of early engagement, our sales, marketing, and customer and development engineers work closely with our customers and channel partners to understand, identify, and propose solutions to their systems’ challenges. We work closely with our customers, including technology leaders such as Nokia for the communications markets, to anticipate end customer market needs. In some cases, we work with our end customers to better understand the end customers’ market trends and new requirements that are being placed on our customers.

We sell our products worldwide through multiple channels, including our direct sales force and a network of distributors, contract manufacturers, resellers, and independent design houses. Our global sales strategy includes direct sales and distributors covering over 10,000 end customer accounts since inception.

We have a strategic accounts strategy with dedicated account owners and our direct sales force focused on key decision-makers to provide high-value solutions for unique customer requirements. We intend to continue to expand our sales and marketing efforts through increased collaboration with our distributors, resellers, and contracted sales representatives. In addition, we intend to introduce a self-service web portal, which will support 24/7 availability and leverage an inside sales team to support a “self-service model” for customers.

We promote our products and brand through various means including press releases, online advertising, direct e-mail campaigns, speaking opportunities, contributed articles, trade events, and industry analyst relations.

Manufacturing

We operate a fabless business model and use third-party foundries and assembly and test contractors to manufacture, assemble and test our semiconductor products. This outsourced manufacturing approach allows us to focus our resources on the design, sale, and marketing of our products. In addition, we believe that outsourcing many of our manufacturing and assembly activities provides us with the flexibility needed to respond to new market opportunities and scale for customer demand, simplifies our operations, and significantly reduces our capital commitments.

We subject our third-party manufacturing contractors to rigorous qualification requirements to meet the high quality and reliability standards required of our products. We carefully qualify each of our partners and their processes before applying the technology to our products. Our engineers work closely with our foundries and other contractors to increase yield, lower manufacturing costs, and improve product quality.

•

Fabrication. We currently utilize a range of semiconductor process generations to develop and manufacture our products. We use Bosch in Germany and TSMC in Taiwan as our primary foundries and suppliers for our MEMS timing devices and analog circuits, respectively.

•

Package, Assembly and Testing. Upon the completion of processing at the foundry, we use third-party contractors for packaging, assembly and testing, including ASE, Carsem, and UTAC in Taiwan, Malaysia, and Thailand, as well as Daishinku and UTAC for ceramic packaging for some of our products.

•	Warehousing. Our products are warehoused at our Outsourced Semiconductor Assembly and Test, facilities located in Malaysia, Taiwan, and Thailand.

On February 23, 2017, we entered into an amended and restated manufacturing agreement with Bosch, which was amended on August 1, 2018 (the “Supply Agreement”). Under the Supply Agreement, Bosch has agreed to fabricate our MEMS wafers on the basis of purchase orders placed by us from time to time. Bosch has discretion whether to accept our purchase orders, and we can terminate purchase orders for convenience by giving written notice prior to shipment. The initial term of the Supply Agreement is for ten years through February 2027 and automatically renews unless terminated by either party with three years’ advance notice beginning in February 2024. Other than Bosch, we do not have long-term supply agreements with most of our third-party manufacturing contractors, and we purchase products on a purchase order basis. If our current third-party manufacturing contractors cannot perform as agreed, we may be required to replace those manufacturers. We may be unable to establish any agreements with third-party manufacturing contractors or to do so on acceptable terms, in particular with respect to the fabrication and supply of our MEMS wafers. Although we believe that there are potential alternative suppliers, we may incur added costs and delays in identifying and qualifying any such replacement. For example, our license agreement with Bosch requires us to pay a royalty fee to Bosch if we engage third parties to manufacture, or if we decide to manufacture ourselves, certain generations of our MEMS wafers through March 31, 2024.

In addition, we depend on satisfactory wafer foundry manufacturing capacity, wafer prices, and production yields, as well as timely wafer delivery from our foundries. If the cost of raw materials increases, or our foundries experience decreases in yields or manufacturing defects, our customer relationships could be harmed and may result in our gross margin to decrease.

Research and Development

We believe that our future success depends on our ability to introduce enhancements on our existing products and to develop new products for both existing and new markets. As a result, a significant majority of our operating expenses has been allocated towards this effort. Our research and development efforts are focused primarily on MEMS and advanced clock IC design and advanced system-level integration.

We have assembled a core team of experienced engineers and systems designers who conduct research and development activities in the United States, the Netherlands, and Ukraine. As of March 31, 2020, we had 73 engineers worldwide (representing approximately 49% of our total employee base).

Intellectual Property

We rely primarily on patent, copyright, trademark, and trade secret laws, as well as confidentiality and non-disclosure agreements, and other contractual protections, to protect our technologies and proprietary know-how. As of May 29, 2020, we had 64 issued U.S. patents, expiring generally between 2026 and 2038, and 28 pending U.S. patent applications (including three provisional applications). Our issued patents and pending patent applications generally relate to our MEMS fabrication process, MEMS resonators, circuits, packaging, and oscillator systems.

In addition to our own intellectual property, we also use third-party licenses for certain technologies embedded in our MEMS solutions. For example, we have a license to certain patents from Bosch relating to the design and manufacture of MEMS-based timing applications. The patent rights obtained under the license agreement expire between 2021 and 2029, and the license agreement expires upon expiration of the last patent licensed under the agreement. If we were to lose the benefit of these patents or other licensed technology used in our business, it could harm our business and our ability to compete.

We may not receive any meaningful competitive advantages from any rights granted under our patents, and our patent applications may not result in the issuance of any patents. In addition, any future patents may be opposed, contested, circumvented, designed around by a third party, be narrowed or declared invalid or unenforceable in judicial or administrative proceedings, including re-examination, inter partes review, post-grant review, interference and derivation proceedings and equivalent proceedings in foreign jurisdictions, or be subject to ownership claims by third parties. Others may develop technologies that are similar or superior to our proprietary technologies, duplicate our proprietary technologies, or design around patents owned or licensed by us.

We generally control access to and use of our confidential information and trade secrets through the use of internal and external controls, including contractual protections with employees, contractors, and customers. We rely in part on the laws of the United States and international laws to protect our work. All employees and consultants are required to execute confidentiality agreements in connection with their employment and consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived or made in connection with the employment or consulting relationship. However, we cannot guarantee that we have entered into such agreements with every such party and we may not have adequate remedies in case of a breach of any such agreements. Our trade secrets could be disclosed to our competitors or others may independently develop substantially equivalent technologies or otherwise gain access to our trade secrets. Trade secrets can be difficult to protect and some courts inside and outside of the United States are less willing or unwilling to protect trade secrets.

Despite our efforts to protect our intellectual property, unauthorized parties may still copy, misappropriate, or otherwise obtain and use our software, technology, or other information that we regard as our proprietary intellectual property. In addition, we intend to expand our international operations, and effective patent, copyright, trademark, and trade secret, and other intellectual property protection may not be available or may be limited in some foreign countries.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. We have in the past received, and we may in the future receive, communications alleging liability for damages or challenging the validity of our intellectual property or proprietary rights. For example, in March 2019, VTT Technical Research Centre of Finland, Ltd. filed suit in the United States District Court for the Northern District of California alleging infringement by us of a U.S. patent. Any litigation, regardless of success or merit, could cause us to incur substantial expenses, reduce our sales, and divert the efforts of our management and other personnel. In the event we receive an adverse result in any litigation, we could be required to pay substantial damages, seek licenses from third parties, which may not be available on reasonable terms or at all, cease sale of products, expend significant resources to develop alternative technology, or discontinue the use of processes requiring the relevant technology.

Competition

The global semiconductor market in general, and the timing market in particular, is highly competitive. We compete in different target markets on the basis of a number of competitive factors. We expect competition to increase and intensify as additional companies enter our markets and as internal resources of large original equipment manufacturers (“OEMs”) grow. Increased competition could result in price pressure, reduced gross margins, and loss of market share, any of which could harm our business, financial condition, and results of operations.

Our competitors range from large, international companies offering a wide range of timing products to smaller companies specializing in narrow market verticals. In the MEMS-based oscillator market, we primarily compete against Microchip Technology Inc. (“MCHP”). In the analog mixed-signal IC and clocking market, we primarily compete against Renesas Electronics Corporation (through their acquisition of Integrated Device Technology, Inc.), Silicon Laboratories Inc., Texas Instruments Incorporated, Microsemi Corporation (which is owned by MCHP), and Analog Devices, Inc. In the oscillator market, we primarily compete against quartz crystal suppliers such as Rakon Limited, Daishinku, Nihon Dempa Kogyo Co., Ltd., TXC Corporation, Seiko Epson Corporation, and Vectron International (which is owned by MCHP). These quartz crystal suppliers typically own their own quartz manufacturing facilities.

Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends. During past periods of downturns in our industry, competition in the markets in which we operate intensified as our customers reduced their purchase orders. Many of our competitors are substantially larger, have greater financial, technical, marketing, distribution, customer support, and other resources, are more established than we are, and have significantly better brand recognition and broader product offerings which may enable them to better withstand similar adverse economic or market conditions in the future. Any such development may materially and adversely affect our current and future target markets and our ability to compete successfully in those markets. We maintain our competitive position through our ability to successfully design, develop, and market complex timing solutions for the customers we serve.

Employees

As of March 31, 2020, we had 149 full-time equivalent employees located in the United States, France, Malaysia, the Netherlands, Taiwan, Japan and Ukraine, including 73 in research and development, 58 in sales, general and administrative, and 18 in operations. We consider relations with our employees to be good and have never experienced a work stoppage. None of our employees are either represented by a labor union or subject to a collective bargaining agreement.

Legal Proceedings

In March 2019, VTT Technical Research Centre of Finland, Ltd. filed suit in the United States District Court for the Northern District of California alleging infringement by us of a patent relating to a specific combination of features set forth in the asserted patent. The complaint seeks unspecified monetary damages and injunctive relief. On January 22, 2020, we participated in a mediation that had been ordered by the Court. The case was not resolved at the mediation. The proceedings will continue according to the current case management schedule, which included a Technology Tutorial on May 12, 2020 and a Markman Hearing on May 15, 2020. We have not accrued for a loss contingency relating to such matter as the loss is currently not probable and reasonably estimable. While we intend to defend the lawsuit vigorously, litigation, whether or not determined in our favor or settled, could be costly and time-consuming and could divert our attention and resources, which could adversely affect our business. We are currently unable to assess the possible outcome or impact on our business of this matter. However, because of the nature and inherent uncertainties of litigation, should the outcome of these actions be unfavorable, our business, financial condition, or results of operations could be materially and adversely affected.

From time to time, we may become involved in additional legal proceedings arising in the ordinary course of our business. We are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of March 31, 2020:

Name	Age	Position
Executive Officers
Rajesh Vashist	62	Chairman, Chief Executive Officer, and Director
Arthur D. Chadwick	63	Executive Vice President, Chief Financial Officer
Lionel Bonnot	52	Executive Vice President, Worldwide Sales and Business Development
Piyush B. Sevalia	52	Executive Vice President, Marketing
Vincent P. Pangrazio	56	Executive Vice President, Chief Legal Officer and Corporate Secretary

Non-Employee Directors
Raman K. Chitkara(1)(2)	61	Director
Edward H. Frank(1)(3)	63	Director
Torsten G. Kreindl(1)(2)	56	Director
Katherine E. Schuelke(2)(3)	57	Director
Akira Takata	61	Director
Tom D. Yiu	67	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Rajesh Vashist has served as our Chief Executive Officer and as a member of our Board since September 2007. Since November 1, 2019, Mr. Vashist has served as Chairman of our Board. Prior to joining SiTime, Mr. Vashist served as chief executive officer and chairman of the board of directors of Ikanos Communications, Inc., a semiconductor and software development company, from July 1999 to October 2006. Mr. Vashist holds a B.S. in engineering from NIT Rourkela in India and an MBA from Marquette University. We believe that Mr. Vashist’s current role as our Chief Executive Officer and his extensive executive leadership and management experience at semiconductor companies qualify him to serve on our Board.

Arthur D. Chadwick has served as our Executive Vice President, Chief Financial Officer since September 2019. Prior to joining SiTime, from December 2004 to July 2018, Mr. Chadwick served as vice president of finance and administration, and chief financial officer of Cavium, Inc., a fabless semiconductor company that was listed on Nasdaq and subsequently acquired by Marvell Technology Group Ltd. in July 2018. From January 1989 to October 2004, Mr. Chadwick served as senior vice president of finance and administration, and chief financial officer of Pinnacle Systems Inc., a digital video editing company that was listed on Nasdaq and acquired by Avid Technology, Inc. in August 2005. Prior to 1989, Mr. Chadwick has held positions at Gould Semiconductor, AMS Semiconductor, and American Microsystems. Mr. Chadwick holds a B.S. in mathematics and physics and an MBA in finance, both from the University of Michigan.

Lionel Bonnot has served as our Executive Vice President of Worldwide Sales and Business Development since July 2019. Mr. Bonnot previously served as our Executive Vice President of Business Development from February 2018 to July 2019. Prior to joining SiTime, Mr. Bonnot was at Quantenna Communications (Nasdaq: QTNA), a wireless communication solution company that designs and develops radio frequency and digital Wi-Fi chips, from December 2007 to December 2017. During his 10-year tenure at Quantenna, Mr. Bonnot served as vice president of worldwide sales, senior vice president of business development, and most recently as senior vice president of marketing and business development. Mr. Bonnot also held various positions at Ikanos

Communications, Inc., a semiconductor and software development company, from December 2001 to December 2007, including vice president of Europe, vice president of sales for North America and EMEA, and senior director of worldwide sales. Mr. Bonnot holds a M.S. in computer science from Ecole Nationale Supérieure d’Informatique in Paris, France.

Piyush B. Sevalia has served as our Executive Vice President of Marketing since April 2012. Mr. Sevalia previously served as our Vice President of Marketing from March 2008 to April 2012. Prior to joining SiTime, Mr. Sevalia held various marketing positions at Ikanos Communications, a semiconductor and software development company, including vice president of access infrastructure products from October 2006 to March 2008, marketing head of access products from April 2006 to September 2006, and director of product marketing from September 2000 to March 2006. From July 1991 to September 2000, Mr. Sevalia held various positions at Cypress Semiconductor, a semiconductor company, including senior marketing manager, strategic marketing manager, senior/staff applications engineer, and applications engineer. Mr. Sevalia holds a bachelor’s degree in electrical engineering from the University of Mumbai, a master’s degree in electrical engineering from the University of Michigan, and a master’s degree in business administration from the University of California, Berkeley.

Vincent P. Pangrazio has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary since June 2020. Mr. Pangrazio previously served as our acting General Counsel in a consultant capacity from March 2020 to June 2020 and had a private law practice from December 2019 until he joined SiTime. From July 2018 to September 2019, Mr. Pangrazio served as Chief Administrative and Legal Officer of HealthTap, Inc., a provider of online access to primary healthcare. From March 2011 to July 2018, Mr. Pangrazio served as Senior Vice President and General Counsel of Cavium, Inc., a fabless semiconductor company that was listed on Nasdaq and subsequently acquired by Marvell Technology Group Ltd. in July 2018. From January 2000 to March 2011, Mr. Pangrazio was a partner in the business department at the law firm of Cooley LLP. From 1999 to 2000, Mr. Pangrazio served as Vice President and General Counsel for Women.com Networks, Inc., a network of online sites featuring content and services for women. From 1993 to 1999, Mr. Pangrazio was an associate in the business department at Cooley LLP. Mr. Pangrazio received a BS degree in Electrical Engineering from Loyola Marymount University and a J.D. degree from Loyola Law School.

Non-Employee Directors

Raman K. Chitkara has served as a member of our Board since November 2019 and as lead independent director of our Board since January 2020. Since August 2018, Mr. Chitkara has served as a board member and chair of the audit committee of Xilinx, Inc. (Nasdaq: XLNX), a technology and programmable logic device company. From September 1984 to June 2018, Mr. Chitkara worked at PricewaterhouseCoopers LLP (“PwC”), a public accounting firm, where he served in various capacities including as partner, global technology industry leader and global semiconductor industry leader. During his tenure at PwC, Mr. Chitkara held numerous leadership positions, including membership of the audit quality board and leader of the global assurance technology, information, communication, entertainment, and media practice. Mr. Chitkara received a bachelor of commerce in accounting and business management from Shri Ram College of Commerce. We believe Mr. Chitkara is qualified to serve on our Board due to his extensive knowledge and experience with public company financial accounting matters for complex global organizations.

Dr. Edward H. Frank has served as a member of our Board since November 2019 and has served as chief executive officer of Brilliant Lime, Inc., a silicon, systems, and software technology development startup, since October 2017. Dr. Frank serves as a director of Analog Devices, Inc. (Nasdaq: ADI), a semiconductor company, and Marvell Technology Group Ltd., a fabless semiconductor company. Dr. Frank co-founded Cloud Parity, Inc., a voice-of-the-customer company, in December 2013 and served as its chief executive officer until September 2016. From May 2009 to October 2013, Dr. Frank served as vice president of Macintosh hardware systems engineering at Apple Inc. (Nasdaq: AAPL), a multinational technology company. From May 1999 to March 2008, Dr. Frank served as corporate vice president of research and development at Broadcom

Corporation, a fabless semiconductor company, which was traded on Nasdaq and acquired by Avago Technologies Limited in May 2014. Prior to joining Broadcom Corporation, Dr. Frank was co-founder and served as executive vice president of Epigram, Inc., an integrated circuit and software development company, which Broadcom acquired in May 1999. Dr. Frank’s prior experience includes serving as a director of Fusion-io, Inc., a computer hardware and software systems company, which was listed on The New York Stock Exchange and subsequently acquired by SanDisk Corporation in July 2014, from October 2013 until July 2014; as a director of Quantenna Communications, Inc., a fabless semiconductor company, which was listed on Nasdaq and subsequently acquired by On Semiconductor Corporation, from July 2016 to August 2018; and as a director of Cavium, Inc., a fabless semiconductor company, which was listed on Nasdaq and subsequently acquired by Marvell Technology Group Ltd. in July 2018, from July 2016 to July 2018. Dr. Frank is a member of the National Academy of Engineering (NAE), a Fellow of the Institute of Electrical and Electronic Engineers (IEEE), and is a National Association of Corporate Directors (NACD) Board Leadership Fellow. Dr. Frank holds B.S. and M.S. degrees in electrical engineering from Stanford University and a Ph.D. in computer science from Carnegie Mellon University, where he also serves as Vice-Chair of its Board of Trustees. We believe Dr. Frank’s substantial experience in the design, manufacture, sale and marketing of semiconductors and his extensive executive leadership experience in the semiconductor industry and experience serving on boards of public companies qualifies him to serve on our Board.

Dr. Torsten G. Kreindl has served as a member of our Board since November 2019, and since May 2016 has served as managing partner of Deutsche Invest Venture Capital, an investment company. Dr. Kreindl has served as a director of Crate.io Inc., a data management company, since June 2018, as a director of ProGlove GmbH, an industrial wearables company, since January 2019, as a director of Plume Design, Inc., a WiFi network extender development company, since September 2017, and as a director of Hays PLC, a recruitment and human resources services company, since July 2013. From April 2003 to April 2016, Dr. Kreindl served as a director, as chairman of the finance committee, and as a member of the remuneration and nomination committee of Swisscom AG (Nasdaq: SWZCF), a telecommunications company. Dr. Kreindl served as general partner of venture capital firms Grazia Equity and Copan, from October 2005 to April 2016 and September 1999 to September 2005, respectively. From January 1996 to August 1999, Dr. Kreindl served as chief executive officer of Deutsche Telekom Broadband Cable, a broadband cable company, and as a member of Booz Allen & Hamilton Inc., a management and information technology consulting firm, from February 1993 to May 1996. Dr. Kreindl received a master’s and doctorate in industrial engineering from Johannes Kepler University Linz. We believe Dr. Kreindl is qualified to serve on our Board due to his extensive management experience.

Katherine E. Schuelke has served as a member of our Board since November 2019, and since June 2017 has served as senior vice president, chief legal officer, and corporate secretary of Seagate Technology PLC (Nasdaq: STX), a data storage company, where she is responsible for Seagate’s legal, government affairs, and security functions. From March 1996 to January 2016, Ms. Schuelke was employed by Altera Corporation, where she served as senior vice president, general counsel, and secretary from 2011 to 2016, vice president, general counsel and secretary from 2001 to 2011, and other positions of increasing responsibility from 1996 to 2011. Altera was a semiconductor company which was listed on Nasdaq and subsequently acquired by Intel Corporation in December 2015. Ms. Schuelke served as an associate at the international law firm of Morrison & Foerster LLP from October 1989 to March 1996, where she specialized in intellectual property, securities, and general business litigation. Ms. Schuelke received a bachelor’s in economics from the University at Buffalo and a juris doctor from New York University School of Law. We believe Ms. Schuelke is qualified to serve on our Board due to her extensive legal and business experience at public companies and in the semiconductor industry as well as her knowledge of intellectual property, security, international business, and corporate transactions.

Akira Takata has served as a member of our Board since November 2014. Since June 2019, Mr. Takata has been the senior managing director of the board of our majority stockholder, MegaChips Corporation (“MegaChips”), the second largest fabless semiconductor company based in Japan. Prior to his role as managing director, he served in various roles at MegaChips, including as president and chief executive officer from June 2011 to June 2019, manager of business strategy office, manager of alliance strategy office in main administration unit, director of product business, executive officer, director of production management, general manager of LSI business unit, and as a director. Since June 2014, Mr. Takata has served on the board of directors of Global Semiconductor Alliance, a leading industry organization. Mr. Takata received a bachelor’s degree in electronics engineering from Osaka University in Japan. We believe that Mr. Takata is qualified to serve on our Board due to his management and leadership experience in the semiconductor industry.

Tom D. Yiu has served as a member of our Board since November 2019, and since January 2007 has served as senior vice president and chief marketing officer of Macronix International Co., Ltd. (Nasdaq: MXIC) (“Macronix”), an integrated device manufacturing company. Mr. Yiu has been with Macronix since April 1990. During his 29-year tenure at Macronix, Mr. Yiu also served as a director, since June 1995, as senior vice president and head of integrated solution group, from January 2004 to December 2006, senior vice president and chief operating officer, from January 1998 to December 2003 and senior vice president, product development, from April 1990 to December 1997. Prior to joining Macronix, Mr. Yiu served as memory design manager of Austek Microsystem, Inc., a semiconductor company, from February 1985 to November 1987, and as founding member and memory design manager of Modular Semiconductor, Inc., a semiconductor company, from February 1984 to February 1985. From February 1982 to April 1984, Mr. Yiu served as staff design engineer and design section manager of VLSI Technology, Inc., an integrated circuit company. Mr. Yiu founded Dynasty Technology, Inc., an engineering company, in November 1987 and served as its president until April 1990. Mr. Yiu served as a director of MegaChips from June 2013 to June 2019, and as a director of Infomax System Solutions and Services Co. Ltd., a financial software systems services company, from January 2016 to March 2017. Mr. Yiu received a bachelor of science in electrical engineering from National Taiwan University and a master of science in electrical engineering from the University of California, Berkeley. We believe that Mr. Yiu is qualified to serve on our Board due to his rich experience in memory integrated circuit design, marketing, and operating fields.

There are no family relationships among any of our directors or executive officers.

PRINCIPAL AND SELLING STOCKHOLDER

The following table sets forth information, as of April 30, 2020, regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock, which consists solely of MegaChips;

•	each of our named executive officers and our chief financial officer (collectively, our executive officers);

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The percentage ownership information under the column “Percentage of shares beneficially owned prior to this offering” is based on 15,060,619 shares of common stock outstanding as of April 30, 2020. The percentage ownership information under the column “Beneficial Ownership of Shares After the Offering” is based on the sale of 1,000,000 shares of common stock in this offering by us. The table below assumes no exercise of the underwriters’ option to purchase additional shares from us in the offering.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of our common stock issuable upon the vesting of restricted stock units or pursuant to the exercise of stock options or warrants that will vest or are either immediately exercisable or exercisable within 60 days of March 31, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o SiTime Corporation, 5451 Patrick Henry Drive, Santa Clara, California 95054.

	Beneficial Ownership of Shares Before the Offering		Number of Shares Offered	Beneficial Ownership of Shares After the Offering
	Number	Percent		Number	Percent
Greater than 5% Stockholders:
MegaChips Corporation	10,000,000	66.4%	2,500,000	7,500,000	46.7%

Executive Officers and Directors:
Rajesh Vashist (1)	72,125	*	—	72,125	*
Arthur D. Chadwick	50,000	*	—	50,000	*
Lionel Bonnot (2)	11,551	*	—	11,551	*
Piyush B. Sevalia (3)	13,812	*	—	13,812	*
Raman K. Chitkara	—	—	—	—	—
Edward H. Frank	—	—	—	—	—
Torsten G. Kreindl	—	—	—	—	—
Katherine E. Schuelke	—	—	—		—
Akira Takata	23,077	*	—	23,077	*
Tom D. Yiu	—	—	—	—	—

All current executive officers and directors as a group (11 persons) (4)	172,435	1.1%	—	172,435	1.1%

*	Represents beneficial ownership of less than 1%.
(1)	Includes 39,710 RSUs which vest within 60 days of April 30, 2020.
(2)	Includes 7,060 RSUs which vest within 60 days of April 30, 2020.
(3)	Includes 7,060 RSUs which vest within 60 days of April 30, 2020.
(4)	Includes 53,830 RSUs which vest within 60 days of April 30, 2020.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of common stock acquired pursuant to this offering by non-U.S. holders (as defined below). This summary deals only with common stock held as a capital asset (within the meaning of Section 1221 of the Code) and does not discuss the U.S. federal income tax consequences applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, but not limited to: a dealer in securities or currencies; a broker-dealer; a financial institution; a qualified retirement plan, individual retirement plan, or other tax-deferred account; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding common stock as part of a hedging, integrated, conversion, or straddle transaction or a person deemed to sell common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of tax accounting; an accrual method taxpayer subject to special tax accounting rules under Section 451(b) of the Code; an entity that is treated as a partnership for U.S. federal income tax purposes; a person that received such common stock in connection with services provided; a corporation that accumulates earnings to avoid U.S. federal income tax; a corporation organized outside the United States, any state thereof or the District of Columbia that is nonetheless treated as a U.S. taxpayer for U.S. federal income tax purposes; a person that is not a non-U.S. holder; a “controlled foreign corporation;” a “passive foreign investment company;” or a U.S. expatriate.

This summary is based upon provisions of the Code, its legislative history, applicable U.S. Treasury regulations promulgated thereunder, published rulings, and judicial decisions, all as in effect as of the date hereof. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or IRS, with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Those authorities may be repealed, revoked, or modified, perhaps retroactively, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances, and does not address any state, local, foreign, gift, estate (except to the limited extent set forth herein), or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of common stock that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes regardless of its place of organization or formation. If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock is urged to consult its own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR SPECIFIC SITUATIONS, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE,

LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

Distributions on Our Common Stock

Distributions with respect to common stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits will be treated as a return of capital and will first be applied to reduce the holder’s tax basis in its common stock, but not below zero. Any remaining amount will then be treated as gain from the sale or exchange of the common stock and will be treated as described under “—Disposition of Our Common Stock” below.

Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to shares of our common stock will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) of the gross amount of the dividends unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States subject to the discussion below regarding foreign accounts. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the common stock are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, then although the non-U.S. holder will generally be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). In the case of a non-U.S. holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. Such holder’s agent will then be required to provide certification to us or our paying agent.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of a reduced rate of withholding tax under an applicable treaty must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty and does not timely file the required certification, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain from a sale, exchange or other disposition of our stock unless: (a) that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our common stock, and certain other requirements are met. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. Even if we are treated as a United States real property holding corporation, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (x) the five-year period preceding the disposition, or (y) the holder’s holding period, and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds five percent, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your common stock may be required to withhold tax with respect to that obligation.

If a non-U.S. holder is described in clause (a) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain derived from the disposition at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits. If the non-U.S. holder is an individual described in clause (b) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

U.S. Federal Estate Tax

The estate of a nonresident alien individual is generally subject to U.S. federal estate tax on property it is treated as the owner of, or has made certain life transfers of, having a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent for U.S. federal estate tax purposes, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Information Reporting and Backup Withholding Tax

We report to our non-U.S. holders and the IRS certain information with respect to any dividends we pay on our common stock, including the amount of dividends paid during each fiscal year, the name and address of the recipient, and the amount, if any, of tax withheld. All distributions to holders of common stock are subject to any applicable withholding. Information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently, 24%). Backup withholding, however, generally will not apply to distributions on our common stock to a non-U.S. holder, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax but merely an advance payment, which may be credited against the tax liability of persons subject to backup withholding or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, information reporting but not backup withholding will apply in a manner similar to dispositions effected through a U.S. office of a broker, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that has certain connections with the United States.

Foreign Accounts

Certain withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. A 30% withholding tax may apply to “withholdable payments” if they are paid to a foreign financial institution or to a non-financial foreign entity, unless (a) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied, or (b) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. “Withholdable payment” generally means any payment of interest, dividends, rents, and certain other types of generally passive income if such payment is from sources within the United States. U.S. Treasury Regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible withholding under these rules on the gross proceeds from any sale or other disposition of our common stock, previously scheduled to apply beginning January 1, 2019. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or comply with comparable requirements under an applicable inter-governmental agreement between the United States and the foreign financial institution’s home jurisdiction. If an investor does not provide us with the information necessary to comply with these rules, it is possible that distributions to such investor that are attributable to withholdable payments, such as dividends, will be subject to the 30% withholding tax. Holders should consult their own tax advisers regarding the implications of these rules for their investment in our common stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Barclays Capital Inc. and Stifel, Nicolaus & Company, Incorporated, have severally agreed to purchase from us and the selling stockholder the following respective numbers of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriters	Number of Shares
Barclays Capital Inc.	1,560,706
Stifel, Nicolaus & Company, Incorporated	985,709
Needham & Company, LLC	401,509
Raymond James and Associates, Inc.	351,321
Roth Capital Partners, LLC	200,755

Total	3,500,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase all of the shares of common stock offered by this prospectus, other than those covered by the option to purchase additional shares described below, if any of these shares are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $0.912 per share under the public offering price. After the public offering, representatives of the underwriters may change the offering price and other selling terms. This offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 5.5% of the public offering price. We and the selling stockholder have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ option to purchase additional shares:

	Total Fees
	Per Share	Without Exercise of Option to Purchase Additional Shares	With Full Exercise of Option to Purchase Additional Shares
Discounts and commissions paid by us	$1.76	$1,760,000	$2,684,000
Discounts and commission paid by the selling stockholder	1.76	4,400,000	4,400,000

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $990,000. We have agreed with the underwriters to pay all fees and expenses related to the review and qualification of this offering by the Financial Industry Regulatory Authority, Inc., or FINRA, which we estimate to be $21,348, and “blue sky” expenses.

Underwriters’ Option

We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 525,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the underwriters’ option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the initial shares referred to in the above table are being offered.

Each of our executive officers and directors and MegaChips have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons through December 31, 2020, in the case of MegaChips, and for a period of 90 days, in the case of our directors and executive officers, after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Barclays Capital Inc. We have entered into a similar agreement with the underwriters in the underwriting agreement. There are no agreements between the representatives and any of our stockholders (including MegaChips) or affiliates releasing them from these lock-up agreements prior to the expiration of the applicable lock-up periods described above. However, Barclays Capital Inc. may waive these restrictions in whole or in part at any time.

The restrictions described in the immediately preceding paragraph do not apply to a number of transactions in our securities, including, but not limited to:

•	the sale of shares by us to the underwriters;

•

the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•

the transfer of shares by gift, will or intestacy (provided that the transferee executes an agreement stating that the transferee is receiving and holding the securities subject to the provisions of the lock-up agreement);

•

a disposition to any trust the beneficiaries of which are the signatories to the lock-up agreement and/or immediate family members of thereof, or in the case of a trust, to any beneficiaries of the trust (provided that the transferee executes an agreement stating that the transferee is receiving and holding the securities subject to the provisions of the lock-up agreement);

•

transfers to an immediate family member of the undersigned or a trust formed for the benefit of an immediate family member (provided that the transferee executes an agreement stating that the transferee is receiving and holding the securities subject to the provisions of the lock-up agreement);

•

transfers pursuant to a domestic order or negotiated divorce settlement (provided that the transferee executes an agreement stating that the transferee is receiving and holding the securities subject to the provisions of the lock-up agreement);

•

a distribution to partners, members or shareholders of the undersigned, or to any corporation, partnership or other entity that controls, is controlled by or is under common control with the undersigned (provided that the transferee executes an agreement stating that the transferee is receiving and holding the securities subject to the provisions of the lock-up agreement);

•

a transfer to us upon a vesting event of our securities or upon the exercise of options or warrants to purchase our securities on a “cashless” or “net exercise” basis (provided that the shares received upon such vesting event or exercise shall continue to be subject to the restrictions on transfer set forth in the lock-up agreement;

•	sales under existing trading plans pursuant to Rule 10b5-1 under the Exchange Act that are in effect as of the date of the Underwriting Agreement, in the case of our executive officers and directors;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock; provided that such plan does not provide for the transfer of our common stock during the restricted period; or

•

the exercise of options to purchase shares of common stock granted under our share-based compensation plan; provided that the underlying shares of common stock will remain subject to the restrictions contained in the applicable lock-up agreement.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares of common stock pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of this offering. Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

Nasdaq Listing

Our common stock is listed on Nasdaq under the symbol “SITM.”

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of shares for sale to its online brokerage customers. A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Other Relationships

In the ordinary course of the underwriters’ business activities, the underwriters and/or their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. They may receive customary fees and commissions for these transactions.

Selling Restrictions

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

•	In any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company or the selling stockholders; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In the United Kingdom, this prospectus is only addressed to and directed at qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the issuer, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or the FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The shares of our common stock offered hereby may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus

Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of our common stock offered hereby.

Accordingly, the shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of our common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of our common stock offered hereby. The shares may only be transferred to Qualified Institutional Investors, or QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of our common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of our common stock offered hereby. The shares may only be transferred en bloc without subdivision to a single investor.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice of Recommendations of Investment Products).

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California. Davis Polk & Wardwell LLP, Menlo Park, California, is acting as counsel to the underwriters in connection with certain legal matters relating to the shares of common stock offered by the prospectus.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2019 and 2018 and for the years then ended incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 5451 Patrick Henry Drive, Santa Clara, California 95054. We also maintain a website at www.sitime.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on March 2, 2020);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 (filed with the SEC on May 7, 2020);

•

our Current Reports on Form 8-K dated February 20, 2020, April 8, 2020, June 2, 2020, and June 9, 2020, respectively (filed with the SEC on February 20, 2020, April 9, 2020, June 3, 2020, and June 9, 2020, respectively); and

•

our definitive proxy statement on Schedule 14A filed with the SEC on April 17, 2020 and our additional definitive proxy materials on Schedule 14A filed with the SEC on May 7, 2020 (in each case, other than information furnished rather than filed).

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the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 14, 2019, including any amendment or report filed for the purpose of updating such description.

We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Upon written or oral request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus that are not delivered with this prospectus. You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: SiTime Corporation, Attention: Secretary, 5451 Patrick Henry Drive, Santa Clara, California, telephone: (408) 328-4400. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at www.sitime.com. Our website and the information contained on, or connected to, our website is not incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part.